                        CREDIT AND SECURITY AGREEMENT

     THIS AGREEMENT is made as of December 19, 1995, by and between FBS BUSINESS FINANCE CORPORATION, a Delaware corporation (the "LENDER"), and CRYENCO, INC., a Colorado corporation and CRYENCO SCIENCES, INC., a Delaware corporation (collectively and/or individually the "BORROWER").

     In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                 ARTICLE I   DEFINITIONS AND ACCOUNTING TERMS

     1.1 DEFINITIONS. In addition to terms defined elsewhere in this Agreement or any Supplement, Exhibit or Schedule hereto, the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural forms of the terms defined, as the context may require):

     "ACCOUNT DEBTOR": Any Person who is or who may become obligated to the Borrower under, with respect to, or on account of an Account Receivable, General Intangible or other Collateral.

     "ACCOUNT RECEIVABLE": Any account of the Borrower and any other right of the Borrower to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

     "ACCOUNTS RECEIVABLE AVAILABILITY": The term "Accounts Receivable Availability" shall have the meaning given such term in SUPPLEMENT A.

     "ADVERSE EVENT": The occurrence of any event that could have a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower on a consolidated basis or on the ability of the Borrower or any other Obligor to perform its obligations under the Loan Documents.

     "AFFILIATE" means any Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Lender including, without limitation, FBNA. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of stock, by contract or otherwise.

     "AGREEMENT": This Credit and Security Agreement, as it may be amended, modified, supplemented, restated or replaced from time to time.

     "APPLICATION": An application by the Borrower, in a form and containing terms and provisions acceptable to the Lender, for the issuance by the Lender, or any Affiliate, of a Letter of Credit.

     "ATTORNEYS' FEES": The value of the services (and costs, charges and expenses related thereto) of the attorneys employed by the Lender (including, without limitation, attorneys and paralegals who are employees of the Lender or any Affiliate) from time to time (a) in connection with the negotiation, preparation, execution delivery, administration and enforcement of the Loan Documents, (b) to prepare documentation related to the Loans and other Obligations, (c) to represent the Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene in any litigation contest, dispute, suit or proceeding or to file a petition, complaint, answer, motion or other pleading, or to take any other action in or with respect to, any litigation, contest, dispute, suit or proceeding (whether instituted by the Lender, the Borrower or any other Person and whether in bankruptcy or otherwise) in any way or respect relating to the Collateral, any Third Party Collateral, the Loan Documents, or the Borrower's or any other Obligor's affairs, (d) to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral or any Third Party Collateral, (e) to attempt to enforce any security interest in any of the Collateral or any Third Party Collateral or to give any advice with respect to such enforcement, and (f) to enforce any of the Lender's rights to collect any of the Obligations.

     "BORROWING BASE": The term "Borrowing Base" shall have the meaning given such term in SUPPLEMENT A.

     "BORROWING BASE CERTIFICATE": The term "Borrowing Base Certificate" shall have the meaning given such term in SECTION 2.5(c).

     "BUSINESS DAY": Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota.

     "CAPITAL EXPENDITURE": Any amount debited to the fixed asset account on the consolidated balance sheet of the Borrower in respect of (a) the acquisition (including, without limitation, acquisition by entry into a Capitalized Lease), construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, and (b) to the extent related to and not included in CLAUSE (a), materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP).

     "CAPITALIZED LEASE": Any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

     "CLOSING DATE": The date on which all of the conditions precedent to the initial Loans are satisfied.

     "CODE": The Internal Revenue Code of 1986, as amended, or any successor statute, together with the regulations thereunder.

     "COLLATERAL": The term "Collateral" shall have the meaning given such term in SECTION 3.1.

     "COLLATERAL ACCOUNT": The term "Collateral Account" shall have the meaning given such term in SECTION 3.2(b).

     "CONSOLIDATED": When applied to any financial or accounting term, the term "consolidated" shall refer to figures prepared on a consolidated basis including Cryenco and CSI.

     "CONTROLLED DISBURSEMENT ACCOUNT": The term "Controlled Disbursement Account" shall have the meaning given such term in SECTION 2.3(c)

     "COSTS": Costs and revenues in excess of billings, determined under the percentage of completion method of accounting for contract revenues.

     "CREDIT": The facility established under this Agreement pursuant to which the Lender will make Revolving Loans and the Term Loan to the Borrower or issue, or cause any Affiliate to issue, Letters of Credit for the account of the Borrower.

     "CRYENCO":  Cryenco, Inc., a Colorado corporation.

     "CSI":  Cryenco Sciences, Inc., a Delaware corporation.

     "DEFAULT RATE": With respect to a Loan, the rate of interest which is applicable to such Loan after any amount thereof is not paid when due, as determined pursuant to SUPPLEMENT A.

     "DISBURSEMENT ACCOUNT": The term "Disbursement Account" shall have the meaning given such term in SECTION 2.3(b).

     "EBITDA": For any period of determination, the consolidated net income of the Borrower before provision for income taxes, interest expense (including, without limitation, implicit interest expense on Capitalized Leases), depreciation, amortization and other non-cash expenses or charges, all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than Inventory) during the applicable period; and (b) similar non-operating losses during such period.

     "ELIGIBLE ACCOUNT RECEIVABLE": An Account Receivable owing to the Borrower which meets the following requirements:

          (a)  it is genuine and in all respects what it purports to be;

          (b) it arises from either (i) the performance of services by the Borrower, which services have been fully performed and, if applicable, acknowledged and/or accepted by the Account Debtor with respect thereto; or
     (ii) the sale or lease of goods by the Borrower and (A) such goods comply with such Account Debtor's specifications (if any) and have been shipped to, or delivered to and accepted by, such Account Debtor, (B) the Borrower has possession of, or has delivered to the Lender, at the Lender's request, shipping and delivery receipts evidencing such shipment, delivery and acceptance, and (C) such goods have not been returned to the Borrower;

          (c) it (i) is evidenced by an invoice rendered to the Account Debtor with respect thereto which (A) is dated not earlier than the date of shipment or performance and (B) has payment terms not unacceptable to the Lender; and (ii) meets the Eligible Account Receivable requirements set forth in SUPPLEMENT A;

          (d) it is not subject to any assignment, claim or Lien other than (i) a Lien in favor of the Lender and (ii) Liens consented to by the Lender in writing;

          (e) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto and is not subject to setoff, counterclaim, credit or allowance (except any credit or allowance which has been deducted in computing the net amount of the applicable invoice as shown in the original schedule or Borrowing Base Certificate furnished to the Lender identifying or including such Account Receivable) or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part, and such Account Debtor has not refused to accept any of the goods or services which are the subject of such Account Receivable or offered or attempted to return any of such goods;

          (f) there are no proceedings or actions which are then threatened or pending against the Account Debtor with respect thereto or to which such Account Debtor is a party which might result in any material adverse change in such Account Debtor's financial condition or in its ability to pay any Account Receivable in full when due;

          (g) it does not arise out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the assignment by the Borrower to the Lender of such Account Receivable;

          (h) the Account Debtor with respect thereto is not a Subsidiary, Related Party or Obligor, or a director, officer, employee or agent of the Borrower, a Subsidiary, Related Party or Obligor;

          (i) the Account Debtor with respect thereto is a resident or citizen of and is located within the United States of America unless the sale of goods giving rise to such Account Receivable is on letter of credit, banker's acceptance or other credit support terms satisfactory to the Lender;

          (j) it does not arise from a "sale on approval," "sale or return" or "consignment," nor is it subject to any other repurchase or return agreement;

          (k) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower, any Subsidiary, Related Party or Obligor (or by any agent or custodian of the Borrower, any Subsidiary, Related Party or Obligor) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

          (l) it does not, in any way, fail to meet or violate any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's Accounts Receivable;

          (m) the Account Debtor with respect thereto is not located in the States of Indiana, New Jersey or Minnesota, PROVIDED, HOWEVER, that such restriction shall not apply if (i) the Borrower has filed and has effective a Notice of Business Activities Report with the appropriate office or agency of the States of Indiana, New Jersey or Minnesota, as applicable, for the then current year or (ii) the Borrower is exempt from the filing of such report;

          (n)  it arises in the ordinary course of the Borrower's business;

          (o) if the Account Debtor with respect thereto is the United States of America or any department, agency or instrumentality thereof, the Borrower has assigned its right to payment of such Account Receivable to the Lender pursuant to the Assignment of Claims Act of 1940 as amended;

          (p) if the Lender, in its sole and absolute discretion, has established a credit limit for the Account Debtor with respect thereto, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, does not exceed such credit limit; and

          (q) if it is evidenced by chattel paper or instruments, (i) the Lender shall have specifically agreed to include such Account Receivable as an Eligible Account Receivable, (ii) only payments then due and payable under such chattel paper or instrument shall be included as an Eligible Account Receivable and (iii) the originals of such chattel paper or instruments have been assigned and delivered to the Lender in a manner satisfactory to the Lender.

An Account Receivable which is at any time an Eligible Account Receivable but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account Receivable, if the Lender at any time or times hereafter determines, in its sole and absolute discretion, that the prospect of payment or performance by the Account Debtor with respect thereto is or will be impaired for any reason whatsoever, notwithstanding anything to the contrary contained above, such Account Receivable shall forthwith cease to be an Eligible Account Receivable.

     "ELIGIBLE EQUIPMENT":  Equipment which meets the following requirements:

          (a) it is in good and workable condition, ordinary wear and tear excepted;

          (b) no portion of the purchase price thereof remains unpaid, as established by documentation satisfactory to the Lender;

          (c) it is not subject to any prior assignment, claim or Lien other than (i) a Lien in favor of the Lender and (ii) Liens consented to by the Lender in writing;

          (d) it complies with the Borrower's specifications and has been delivered to and accepted by the Borrower;

          (e) there exists no dispute with respect thereto between the Borrower and the manufacturer or supplier thereof, including, without limitation, warranty or other claims;

          (f) it does not, in any way, fail to meet or violate any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's Equipment;

          (g) the Lender has determined in its sole and absolute discretion that it is not unacceptable due to age, type, condition or quality; and

          (h) it satisfies the Eligible Equipment requirements, if any, set forth in SUPPLEMENT A.

Equipment which at any time is Eligible Equipment but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Equipment.

     "ELIGIBLE INVENTORY": Inventory of the Borrower which meets the requirements set forth in clauses (a) through (i) below:

          (a) it is owned by the Borrower and is not subject to any prior assignment, claim or Lien other than (i) a Lien in favor of the Lender and
     (ii) Liens consented to by the Lender in writing;

          (b) if held for sale or lease or furnishing under contracts of service, it is (except as the Lender may otherwise consent in writing) new and unused;

          (c) except as the Lender may otherwise consent, it is not stored with a bailee, warehouseman or similar party; if so stored with the Lender's consent, such bailee, warehouseman or similar party has issued and delivered to the Lender, in form and substance acceptable to the Lender, such documents and agreements as the Lender may require, including, without limitation, warehouse receipts therefor in the Lender's name;

          (d) the Lender has determined, in its sole and absolute discretion, that it is not unacceptable due to age, type, category, quality and/or quantity;

          (e) it is not held by the Borrower on "consignment" and is not subject to any other repurchase or return agreement;

          (f) it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale;

          (g) it does not, in any way, fail to meet or violate any warranty, representation or covenant contained in the Loan Documents relating directly or indirectly to the Borrower's Inventory;

          (h) it satisfies the Eligible Inventory requirements, if any, set forth in SUPPLEMENT A;

          (i) it is either the raw materials or finished goods components of Inventory.

Inventory of the Borrower which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements applicable to Inventory shall forthwith cease to be Eligible Inventory.

     "ENVIRONMENTAL LAWS": The Resource Conservation and Recovery Act of 1987, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act, and any other federal, state or local statue, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Materials or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, whether solid, liquid or gas, as now or at any time hereafter in effect.

     "ENVIRONMENTAL LIEN":  A Lien in favor of any governmental entity for
(a) any liability under any Environmental Law, or (b) damages arising from or costs incurred by such governmental entity in response to a spillage, disposal, or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance.

     "EQUIPMENT": All equipment of the Borrower of every description, including, without limitation, fixtures, furniture, vehicles and trade fixtures, together with any and all accessions, parts and equipment attached thereto or used in connection therewith, and any substitutions therefor and replacements thereof.

     "EQUIPMENT AVAILABILITY": The term "Equipment Availability" shall have the meaning given such term in SUPPLEMENT A.

     "EQUIPMENT AVAILABILITY SUBLIMIT": The term "Equipment Availability Sublimit" shall have the meaning given such term in SUPPLEMENT A.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended, or any successor statute, together with the regulations thereunder.

     "ERISA AFFILIATE": Any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     "EVENT OF DEFAULT": The term "Event of Default" shall have the meaning given such term in SECTION 7.1.

     "FBNA": First Bank National Association, a national banking association having its offices at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302.

     "FEDERAL RESERVE BOARD": The Board of Governors of the Federal Reserve System or any successor thereto.

     "GAAP": Generally accepted accounting principles promulgated by the Financial Accounting Standards Board, as applied in the preparation of the audited financial statement of the Borrower referred to in SECTION 4.6.

     "GENERAL INTANGIBLES": All of the Borrower's intangible personal property including things in action, causes of action and all other personal property of the Borrower of every kind and nature (other than goods, accounts, chattel paper, documents, instruments and money) including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, security interests, security deposits or other security held by or granted to the Borrower to secure payment by an Account Debtor of any of the Accounts Receivable, any other rights to payment, including, without limitation, rights to reimbursement or indemnification, and any other rights of whatsoever nature.

     "HAZARDOUS MATERIALS": Any hazardous substance or pollutant or contaminant defined as such in (or for the purposes of) any Environmental Law including, without limitation, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. section 2011 ET. SEQ., as amended or hereafter amended, and asbestos in any form or condition.

     "INDEBTEDNESS": Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) any obligation secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not such obligation shall have been assumed and whether or not such obligation is the obligation of the owner or another party; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except accounts payable arising in the ordinary course of business; (d) any obligation as lessee under any Capitalized Lease; (e) any guaranty, endorsement or other contingent obligation in respect to Indebtedness of others; and (f) any undertaking or agreement to reimburse or indemnify issuers of letters of credit. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

     "INDEMNIFIED LIABILITIES": The term "Indemnified Liabilities" shall have the meaning given such term in SECTION 10.2.

     "INDEMNITEES": The term "Indemnitees" shall have the meaning given such term in SECTION 10.2.

     "INVENTORY": Any and all of the Borrower's goods, including, without limitation, goods in transit, wheresoever located which are or may at any time be leased by the Borrower to a lessee, held for sale or lease, furnished under any contract of service or held as raw materials, work in process, or supplies or materials used or consumed in the Borrower's business, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and all goods, the sale or other disposition of which has given rise to an Account Receivable, which are returned to and/or repossessed and/or stopped in transit by the Borrower or the Lender, or at any time hereafter in the possession or under the control of the Borrower or the Lender, or any agent or bailee of either thereof, and all documents of title or other documents representing the same.

     "INVENTORY AVAILABILITY": The term "Inventory Availability" shall have the meaning given such term in SUPPLEMENT A.

     "INVESTMENT": The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real and personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof.

     "L/C DRAFT": A draft drawn on the Lender, or any Affiliate, pursuant to a Letter of Credit.

     "LETTER OF CREDIT": A letter of credit issued by the Lender, or any Affiliate, on the Application of the Borrower.

     "LETTER OF CREDIT OBLIGATIONS": An amount equal to the aggregate of the original face amounts of all Letters of Credit MINUS the sum of (a) the amount of any reduction(s) in the original face amount of any Letter of Credit which did not result from a draw made under such Letter of Credit, (b) the amount of any payments made by the Lender, or any Affiliate, with respect to a Letter of Credit or L/C Draft for which the Borrower has reimbursed the Lender, or such Affiliate, and (c) the undrawn portion of any issued, but expired, Letter of Credit PLUS the amount of any increase(s) in the original face amount of any Letter of Credit. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Lender's, or any Affiliate's, acceptance of an L/C Draft shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

     "LETTER OF CREDIT SUBLIMIT": The term "Letter of Credit Sublimit" shall have the meaning given such term in SUPPLEMENT A.

     "LIEN": Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement).

     "LOAN":  Any Revolving Loan made by the Lender to the Borrower pursuant to
SECTION 2.1.1, the Term Loan made by the Lender to the Borrower pursuant to
SECTION 2.1.2 and any other loan or advance made by the Lender to the Borrower under or pursuant to this Agreement.

     "LOAN ACCOUNT": The term "Loan Account" shall have the meaning given such term in SECTION 2.3(A).

     "LOAN DOCUMENTS": This Agreement, any Note and each other instrument, document, guaranty, mortgage, deed of trust, chattel mortgage, pledge, power of attorney, consent, assignment, contract, notice, security agreement, lease, financing statement, subordination agreement, trust account agreement, or other agreement executed and delivered by the Borrower or any guarantor or party granting security interests in connection with this Agreement, the Loans or the Collateral.

     "NET WORTH": At any determination date, the total of all assets appearing on a consolidated balance sheet of the Borrower at such date, prepared in accordance with GAAP, after deducting all proper reserves (including reserves for depreciation, obsolescence and amortization) MINUS all liabilities which in accordance with GAAP would be included on the liability side of a consolidated balance sheet.

     "NOTE": Any promissory note of the Borrower evidencing any loan or advance (including but not limited to the Loans) made by the Lender to the Borrower pursuant to this Agreement.

     "OBLIGATIONS": All of the liabilities, obligations and indebtedness of the Borrower to the Lender, or any Affiliate, of any kind or nature, however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing or due or to become due, and including, without limitation, (a) the Borrower's obligations under the Loan Documents, including obligations of performance, (b) the Borrower's obligations with respect to any Letter of Credit or any Application, and (c) interest, charges, expenses, Attorneys' Fees and other sums chargeable to the Borrower by the Lender under the Loan Documents. "Obligations" shall also include the effects of any and all amendments, extensions, renewals, refundings or refinancings of any of the foregoing.

     "OBLIGOR": The Borrower and each other Person who is or shall become primarily or secondarily liable on any of the Obligations or who grants to the Lender a Lien on any property of such Person as security for any of the Obligations.

     "OCCUPATIONAL SAFETY AND HEALTH LAW": The Occupational Safety and Health Act of 1970 and any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning employee health and/or safety.

     "OVER ADVANCE": The term "Over Advance" shall have the meaning given such term in SECTION 2.8.

     "OVERDRAFT LOAN": The term "Overdraft Loan" shall have the meaning given such term in SECTION 2.7.

     "PARTICIPANT": Any Person, now or at any time or times hereafter, participating with the Lender in the Loans made to the Borrower hereunder.

     "PBGC": The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto or to the functions thereof.

     "PERSON": Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision thereof, or any other entity, whether acting in an individual, fiduciary or other capacity.

     "PLAN": An employee benefit plan or other plan, maintained for employees of the Borrower or of any ERISA Affiliate, and subject to Title IV of ERISA or
Section 412 of the Code.

     "REFERENCE RATE": The rate of interest from time to time publicly announced by FBNA as its "reference rate." The Lender may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate which is based on the Reference Rate, such interest rate shall change on the effective date of any change in the Reference Rate.

     "RELATED PARTY": Any Person (other than a Subsidiary): (a) which directly or indirectly, through one of more intermediaries, controls, is controlled by or is under common control with, the Borrower, (b) which beneficially owns or holds 5% or more of the equity interest of the Borrower, or (c) 5% or more of the equity interest of which is beneficially owned or held by the Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "REPORTABLE EVENT": A reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC, by regulation, has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; PROVIDED, HOWEVER, that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

     "REVOLVING CREDIT AMOUNT": The term "Revolving Credit Amount" shall have the meaning given such term in SUPPLEMENT A.

     "REVOLVING LOAN": The term "Revolving Loan" shall have the meaning given such term in SECTION 2.1.1.

     "REVOLVING LOAN AVAILABILITY": The lesser of (a) the Revolving Credit Amount MINUS the Letter of Credit Obligations and (b) the Borrowing Base MINUS the Letter of Credit Obligations.

     "SUBORDINATED DEBT": That portion of any liabilities, obligations or Indebtedness of the Borrower which contains terms satisfactory to the Lender and is subordinated, in a manner satisfactory to the Lender, as to right and time of payment of principal and interest thereon, to any and all of the Obligations.

     "SUBSIDIARY": Any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

     "SUPPLEMENTAL DOCUMENTATION": The term "Supplemental Documentation" shall have the meaning given such term in SECTION 3.5.

     "TAXES": With respect to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

     "TERM LOAN": The term "Term Loan" shall have the meaning given such term in SECTION 2.1.2.

     "TERM LOAN AVAILABILITY": The term "Term Loan Availability" shall have the meaning given such term is SUPPLEMENT A.

     "TERMINATION DATE": The term "Termination Date" shall have the meaning given such term in SUPPLEMENT A.

     "THIRD PARTY COLLATERAL": Any property of any Person other than the Borrower which secures payment or performance of any Obligations.

     "UCC": The Uniform Commercial Code as in effect in the State of Minnesota and any successor statute, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the UCC shall be construed to also refer to any successor sections.

     "UNMATURED EVENT OF DEFAULT": Any event which, with the giving of notice to the Borrower or lapse of time, or both, would constitute an Event of Default.

     "UNUSED REVOLVING CREDIT AMOUNT": The Revolving Credit Amount MINUS the sum of (a) the outstanding principal balance of the Revolving Loans PLUS (b) the Letter of Credit Obligations.

     1.2 ACCOUNTING TERMS AND CALCULATIONS. Except as may be expressly provided to the contrary herein, all accounting terms used herein or in any certificate or other document made or delivered pursuant hereto shall be interpreted and all accounting determination hereunder (including, without limitation, determination of compliance with financial ratios and restrictions in ARTICLES V and VI) shall be made in accordance with GAAP consistently applied, using a first in first out method of Inventory valuation. Any reference to "consolidated" financial terms shall be deemed to refer to those financial terms as applied to the Borrower in accordance with GAAP.

     1.3 OTHER DEFINITIONAL PROVISIONS. Unless otherwise defined herein, all terms defined in this Agreement shall have such defined meanings when used in any other Loan Document. Terms used in this Agreement which are defined in any Supplement, Exhibit or Schedule hereto shall, unless the context otherwise indicates, have the meanings given them in such Supplement, Exhibit or Schedule. Other terms used in this Agreement shall, unless the context otherwise indicates, have the meanings given such terms in the Minnesota Uniform Commercial Code to the extent the same are used or defined therein. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Reference to "this Agreement" shall include the provisions of SUPPLEMENT A. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided. Section captions used in this Agreement are for convenience only, and shall not affect the construction of this Agreement.

             ARTICLE II  REVOLVING LOANS; TERM LOAN; OTHER MATTERS

     2.1  LOANS.

          2.1.1     REVOLVING LOANS.

               (a) Subject to the terms and conditions of the Loan Documents, and in reliance upon the warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to make such loans or advances (individually, a "REVOLVING LOAN" and collectively, the "REVOLVING LOANS") to the Borrower as the Borrower may from time to time request, up to but not in excess of the Revolving Loan Availability. Revolving Loans made by the Lender may be repaid and, subject to the terms and conditions hereof, reborrowed to the Termination Date unless the Credit extended under this Agreement is otherwise terminated as provided in this Agreement.

               (b) In the event the aggregate outstanding principal balance of the Revolving Loans exceeds the Revolving Loan Availability, the Borrower shall, unless the Lender shall otherwise consent, immediately and without notice of any kind, make such payments or take such other action as shall be necessary to eliminate such excess.

          2.1.2     TERM LOAN.

               (a) Subject to the terms and conditions of the Loan Documents, and in reliance upon the warranties of the Borrower set forth herein and in the other Loan Documents, the Lender agrees to make such loans or advances (individually and collectively, the "TERM LOAN") to the Borrower as the Borrower may from time to time through August 31, 1996 request, up to but not in excess of the Term Loan Availability.

               (b) Unless otherwise required to be sooner paid pursuant to this Agreement, the principal of the Term Loan shall mature and be payable in consecutive equal monthly installments of one forty-eighth (1/48) of the outstanding principal amount of the Term Loan on September 1, 1996, payable on the fifteenth (15th) day of each month, commencing September 15, 1996, and a final installment in the outstanding principal balance of the Term Loan on the Termination Date.

               (c) At any time after September 1, 1996, the Borrower may, upon three Business Days' notice to the Lender, prepay the principal of the Term Loan in whole or in part without premium except as set forth on SUPPLEMENT A. Any partial prepayment of principal of the Term Loan shall be in a minimum amount of the lesser of (i) the outstanding principal balance of the Term Loan and (ii) $50,000 or an integral multiple thereof, and shall be applied to the unpaid installments of the Term Loan in the inverse order of their maturities. Any principal of the Term Loan which is repaid may not be reborrowed.

               (d) Any payment of the Term Loan may be made with the proceeds of a Revolving Loan only if, immediately before and after giving effect to such payment, no Event of Default or Unmatured Event of Default then exists or would result therefrom.

          2.1.3 ALL LOANS PAYABLE ON TERMINATION DATE. All Loans and other Obligations hereunder shall be paid by the Borrower on the Termination Date, unless payable sooner pursuant to the provisions of this Agreement, but may, at the Borrower's election be repaid in whole or in part at any time prior to such date without premium or penalty except as set forth on SUPPLEMENT A. Recourse to Collateral, Third Party collateral or other security is not required at any time.

     2.2  LETTERS OF CREDIT.

               (a) In addition to Loans made pursuant to SECTION 2.1, the Lender, or any Affiliate, may, upon receipt of duly executed Applications and such other documents, instruments and/or agreements as the Lender, or such Affiliate, may require, issue Letters of Credit on such terms as are satisfactory to the Lender; PROVIDED, HOWEVER, that no Letter of Credit will be issued if, before or after taking such Letter of Credit into account, the Letter of Credit Obligations exceeds the least of (i) the

     Letter of Credit Sublimit, (ii) the Revolving Credit Amount MINUS the outstanding principal balance of the Revolving Loans and (iii) the Borrowing Base MINUS the outstanding principal balance of the Revolving Loans.

               (b) The Borrower agrees to pay the Lender, or any Affiliate, on demand, the Lender's, or such Affiliate's, standard administrative operating fees and charges in effect from time to time for issuing and administering any Letters of Credit. The Borrower further agrees to pay the Lender, or any Affiliate, a commission on the undrawn amount of each Letter of Credit and on each L/C Draft accepted by the Lender, or such Affiliate, as the Borrower and the Lender, or such Affiliate, shall agree. Such commissions shall be paid at such frequency as the Lender, or such Affiliate, shall determine.

               (c) The Borrower agrees to reimburse the Lender, or any Affiliate, on demand for each payment made by the Lender, or such Affiliate, under or pursuant to any Letter of Credit or L/C Draft. The Borrower further agrees to pay to the Lender, or any Affiliate, on demand, interest at the Default Rate, on any amount paid by the Lender, or such Affiliate, under or pursuant to any Letter of Credit or L/C Draft from the date of payment until the date of reimbursement to the Lender, or such Affiliate.

               (d) Notwithstanding anything to the contrary herein or in any Application of the Borrower, upon the occurrence of an Event of Default or on the Termination Date, an amount equal to the aggregate amount of the outstanding Letter of Credit Obligations shall, at the Lender's option and without further notice to the Borrower, be deemed (as between the Lender and the Borrower) to have been paid or disbursed by the Lender under the Letters of Credit and L/C Drafts accepted by the Lender, or any Affiliate, notwithstanding that such amounts may not in fact have been so paid or disbursed, and a Loan to the Borrower, in the amount of such Letter of Credit Obligations, to have been made and accepted, which Loan shall be immediately due and payable. In lieu of the foregoing, at the election of the Lender, the Borrower shall, upon the Lender's demand, deliver to the Lender or any Affiliate cash or other Collateral of a type satisfactory to the Lender or such Affiliate having a value, as determined by the Lender, or such Affiliate equal to the aggregate Letter of Credit Obligations. Any such Collateral and/or any amounts received by the Lender, or any Affiliate, in payment of the Loan made pursuant to this PARAGRAPH (d) shall be held by the Lender or such Affiliate in the Collateral Account or a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Lender, or such Affiliate, as collateral security for the Obligations in respect of this Agreement and each of the Letters of Credit and L/C
     Drafts. Such amounts shall not be used by the Lender or such Affiliate to pay any amounts drawn or paid under or pursuant to any Letter of Credit or L/C Draft but may be applied to reimburse the Lender, or any Affiliate, for drawings or payments under or pursuant to Letters of Credit or L/C Drafts which the Lender, or such Affiliate, has paid or, if no such reimbursement is required, to payment of such other Obligations as the Lender shall determine. Following payment in full of all Obligations, any amounts remaining in any cash collateral account established pursuant to this PARAGRAPH (d) which are not (as determined by the Lender) to be applied to reimburse the Lender, or any Affiliate, for amounts actually paid by the Lender, or such Affiliate, in respect of a Letter of Credit or L/C Draft shall be returned to the Borrower (after deduction of the Lender's, or such Affiliate's expenses).

     2.3  LOAN ACCOUNT; DISBURSEMENT ACCOUNT; CONTROLLED DISBURSEMENT ACCOUNT.

               (a) Loan Account. The Lender shall establish or cause to be established on its books in the Borrower's name one or more accounts (each, a "LOAN ACCOUNT") to evidence Loans made to the Borrower. Any amounts advanced as Loans which are credited to the Disbursement Account, together with any other amounts advanced to the Borrower as a Loan pursuant to this Agreement, will be debited to the applicable Loan Account and result in an increase in the principal balance outstanding in such Loan Account in the amount thereof.

               (b) Disbursement Account. Unless otherwise provided in this Agreement, the Lender will credit or cause to be credited to a commercial account (the "DISBURSEMENT ACCOUNT") maintained by the Borrower at Colorado National Bank, 918 Seventeenth Street, Denver, Colorado 80202 the amount of any sums advanced as Loans.

               (c) Controlled Disbursement Account. The Borrower may maintain a commercial account (the "Controlled Disbursement Account") into which deposits from the Disbursement Account may be made by the Lender and from which the Borrower may draw checks for corporate purposes.

     2.4  INTEREST; FEES.

               (a) INTEREST. The outstanding principal balance of each Loan to the Borrower hereunder shall bear interest at the rate(s) applicable to such Loan indicated in SUPPLEMENT A; PROVIDED, HOWEVER, that no provision of this Agreement or any Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of 360 days on the actual daily balance of such Loan. Interest on the unpaid principal of any Loan shall accrue from the date such Loan is made to the date such Loan is paid. Interest shall be paid by the Borrower on the last day of each month, commencing on the first such day to occur after the date hereof, and on maturity. After maturity of any Loan, whether by acceleration or otherwise, interest shall be payable on demand.

               (b) INTEREST AFTER DEFAULT. If any Loan or any amount thereof is not paid in full within five (5) days after the date such Loan or amount is due, whether by acceleration or otherwise, then the Lender may elect that the entire unpaid principal balance of such Loan shall bear interest at the Default Rate applicable to such Loan.

               (c) NON-USE FEE. The Borrower shall pay to the Lender a non-use fee for the period from the date hereof to the date the Credit terminates in the amount indicated in SUPPLEMENT A. The non-use fee shall be charged for the actual number of days elapsed over a year consisting of 360 days on the actual daily balance of the Revolving Loans. The non-use fee shall be paid by the Borrower first (1st) day of the month following the close of each quarter, beginning with the quarter ending March 31, 1996, and on the date the Credit terminates for the period then ended.

               (d) CREDIT TERMINATION FEE. Upon termination or cancellation of the Credit by the Borrower, the Borrower shall pay to the Lender a termination fee in the amount indicated in SUPPLEMENT A.

     2.5 REQUESTS FOR REVOLVING LOANS; BORROWING BASE CERTIFICATES; OTHER INFORMATION.

               (a) Revolving Loans shall be requested by telephone, except for Overdraft Loans. Any such telephonic notice shall be promptly confirmed by the Borrower in writing. The Borrower's failure to confirm any such telephonic notice or otherwise comply with the provisions of this
     SECTION 2.5(A) shall not in any manner affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.

               (b) In the event that the Borrower shall at any time, or from time to time, (i) make a request for a Revolving Loan, or (ii) be deemed to have requested an Overdraft Loan, the Borrower agrees to forthwith provide the Lender with such information, at such frequency and in such format, as is required by the Lender, such information to be current as of the time of such request.

               (c) The Borrower further agrees to provide to the Lender a current borrowing base certificate ("BORROWING BASE CERTIFICATE") at the end of each week and at such other times as the Lender may request. Such Borrowing Base Certificate shall be in substantially the form of EXHIBIT A, executed and certified as accurate by such person or persons as the Borrower designates in writing to the Lender pursuant to duly adopted resolutions of the Borrower's Board of Directors authorizing such action.

               (d) The Borrower shall provide the Lender with documentation satisfactory to the Lender indicating the names of those employees of the Borrower authorized by the Borrower to sign Borrowing Base Certificates, among other things, and/or to make a telephone request for a Revolving Loan, and/or to authorize disbursement of the proceeds of a Loan by wire transfer or otherwise, and the Lender shall be entitled to rely upon such documentation until notified in writing by the Borrower of any change(s) in the names of persons so authorized. The Lender shall be entitled to act on the instructions of anyone identifying himself as one of the persons authorized to request Revolving Loans or disbursements of Loan proceeds by telephone and the Borrower shall be bound thereby in the same manner as if the person were actually so authorized. The Borrower agrees to indemnify and hold the Lender harmless from any and all claims, damages, liabilities, losses, costs and expenses (including Attorneys' Fees) which may arise or be created by the acceptance of instructions for making or paying Loans or wire transfers by telephone.

     2.6 NOTES. Except to the extent a Loan may, in the Lender's sole and absolute discretion, be evidenced by a Note, all Loans and payments hereunder shall be recorded on the Lender's books, which shall be rebuttable presumptive evidence of the amount of such Loans outstanding at any time hereunder. The Lender will account monthly as to all Loans and payments hereunder and each monthly accounting will be fully binding on the Borrower unless, within 15 days following the Borrower's receipt thereof, the Borrower shall provide the Lender with a specific listing of exceptions. Notwithstanding any term or condition of this Agreement to the contrary, the failure of the Lender to record the date and amount of any Loan shall not limit or otherwise affect the obligation of the Borrower to repay any such Loan.

     2.7 OVERDRAFT LOANS. The Lender, in its sole and absolute discretion and subject to the terms hereof, may make a Loan to the Borrower in an amount equal to the amount of any overdraft which may from time to time exist with respect to the Disbursement Account or any other bank account which the Borrower may now or hereafter have with FBNA or any other Affiliate. The existence of such overdraft shall be deemed to be a request by the Borrower for such Loan. The Borrower acknowledges that the Lender is under no duty or obligation to make any Loan to the Borrower to cover any overdraft. The Borrower further agrees that an overdraft shall constitute a separate Loan under this Agreement (an "OVERDRAFT LOAN"), which shall bear, from the date on which the overdraft occurred until paid, interest in an amount equal to the greater of 130% of the highest rate of interest then charged for Loans (other than Overdraft Loans) made hereunder, or $50.00 per day. If the Lender, in its sole and absolute discretion, decides not to make a Loan to cover part or all of any overdraft, the Lender ma return any check(s) which created such overdraft.

     2.8 OVER ADVANCES. The Lender, in its sole and absolute discretion, may make Loans to the Borrower, either at the Borrower's request or to pay amounts due to the Lender under this Agreement or any other Loan Document, in excess of the Loan Availability or permit the total Loans to at any time exceed the Loan Availability (such excess Obligations are hereinafter referred to as "OVER ADVANCES") and no such event or occurrence shall cause or constitute a waiver by the Lender of its right to refuse to make any further Loan or issue, or cause to be issued, any Letters of Credit at any time that an Over Advance exists or would result therefrom. During any period in which an Over Advance exists, the amount of the Over Advances shall bear interest at a rate equal to 130% of the highest rate of interest then charged for Loans (other than Overdraft Loans) made hereunder.

     2.9 ALL LOANS ONE OBLIGATION. All Loans under this Agreement shall constitute one Loan, and all Indebtedness and other Obligations shall constitute one general obligation secured by the Lien granted by the Borrower hereunder on all of the Collateral and by all other Liens heretofore, now or at any time or times hereafter granted by the Borrower or any other Obligor to secure the Obligations. The Borrower agrees that all of the rights of the Lender set forth in the Loan Documents shall, unless otherwise agreed to in writing, apply to any modification of or supplement to the Loan Documents.

     2.10 MAKING OF PAYMENTS; APPLICATION OF COLLECTIONS; CHARGING OF ACCOUNTS.

               (a) All payments hereunder (including payments with respect to any Notes) shall be made without set-off or counterclaim and shall be made to the Lender in immediately available funds (or as the Lender may otherwise consent) prior to 12:30 p.m., Minneapolis time, on the date due at its office at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302, or at such other place as may be designated by the Lender to the Borrower in writing. Any payments received after such time shall be deemed received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Business Day such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of payment of interest or any fees.

               (b) The Borrower authorizes the Lender to, and the Lender will, subject to the provisions of this SECTION 2.10(b), apply the whole or any part of any amounts received by the Lender, or any Affiliate (whether deposited in the Collateral Account or otherwise received by the Lender, or any Affiliate) from the collection of items of payment and proceeds of any Collateral or Third Party Collateral against the principal and/or interest of any Loans made hereunder and/or any other Obligations, whether or not then due, in such order of application as the Lender may determine, unless such payments or proceeds are, in the Lender's sole and absolute discretion, released to the Borrower; PROVIDED, HOWEVER, that no checks, drafts or other instruments received by the Lender, or any Affiliate, shall constitute final payment to the Lender unless and until such item of payment has actually been collected. All items or amounts which are delivered to the Lender, by or on behalf of the Borrower or any Obligor or any Account Debtor on account of partial or full payment or otherwise as proceeds of any of the Collateral or Third Party Collateral (including any items or amounts which may have been deposited to the Collateral Account) may from time to time, in the Lender's sole and absolute discretion, be released to the Borrower or may be applied by the Lender towards such of the Obligations, whether or not then due, in such order of application as the Lender may determine. Notwithstanding anything to the contrary herein,
     (i) all cash, checks, instruments and other items of payment, solely for purposes of determining the occurrence of an Event of Default hereunder, shall be deemed received upon actual receipt by the Lender unless the same is subsequently dishonored for any reason whatsoever, (ii) for purposes of determining whether, under SECTIONS 2.1 and 2.2, there is availability for Loans or Letters of Credit, all cash, checks, instruments and other items of payment shall be applied against the Obligations on the same Business Day as receipt thereof by the Lender in Minneapolis, Minnesota or the same Business Day as the initiation by the Lender of an ACH transaction from a Collateral Account, and (iii) solely for purposes of interest calculation hereunder, all cash, checks, instruments and other items of payment shall be deemed to have been applied against the Obligations on the first Business Day following receipt thereof by the Lender in Minneapolis, Minnesota or the first Business Day following the initiation by the Lender of an ACH transaction from a Collateral Account.

               (c) The Borrower hereby authorizes the Lender and the Lender may, in its sole and absolute discretion, charge to the Borrower, at any time, all or any portion of any of the Obligations (and interest, if any, thereon) including, without limitation, any Attorneys' Fees and other costs and expenses of the Lender for which the Borrower is liable pursuant to the terms of the Loan Documents, by charging the Disbursement Account or any other bank account of the Borrower with FBNA or by advancing the amount thereof to the Borrower as a Loan; PROVIDED, HOWEVER, that the provisions of this SECTION 2.10(c) shall not affect the Borrower's obligation to pay when due all amounts payable by the Borrower under any of the Loan Documents whether or not there are sufficient funds therefor in the Disbursement Account or any such other bank account of the Borrower with FBNA, or sufficient Loan Availability.

     2.11 LENDER'S ELECTION NOT TO ENFORCE. Notwithstanding any term or condition of this Agreement to the contrary, the Lender, in its sole and absolute discretion, at any time and from time to time may suspend or refrain from enforcing any or all of the restrictions imposed in this SECTION 2 but no such suspension or failure to enforce shall impair the Lender's right and power under this Agreement to refrain from making a Loan or issuing, or causing to be issued, a Letter of Credit requested by the Borrower if all conditions precedent to the Lender's obligation to make such Loan or issue, or cause to be issued, such Letter of Credit have not been satisfied.

                           ARTICLE III  COLLATERAL

     3.1 GRANT OF SECURITY INTEREST. As security for the payment of all Loans now or hereafter made by the Lender to the Borrower hereunder or under any Note, and as security for the payment or other satisfaction of all other Obligations, the Borrower hereby grants to the Lender, and its Affiliates, a security interest in and to the following property of the Borrower, whether now owned or existing, or hereafter acquired or coming into existence, wherever now or hereafter located (all such property is hereinafter referred to collectively as the "COLLATERAL"):

               (a) Accounts Receivable (whether or not Eligible Accounts Receivable), including all other rights and interests (including all liens and security interests) that the Borrower may at any time have by law or agreement against any Account Debtor or other obligor obligated to make any such payment or against any of the property of such Account Debtor or other obligor;

               (b)  Equipment (whether or not Eligible Equipment);

               (c)  Inventory (whether or not Eligible Inventory);

               (d)  General Intangibles;

               (e)  documents;

               (f) all chattel paper and instruments evidencing, arising out of or relating to any obligation to the Borrower for goods sold or leased or services rendered or otherwise arising out of or relating to any property described in CLAUSES (a) through (e) above;

               (g) goods, instruments, documents or chattel paper that are in the possession or control of, or in transit to, the Lender or any Affiliate or any agent or bailee for the Lender or any Affiliate for any reason and all interest on, dividends and distributions and other rights in connection with such property, and any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of or in the name of the Borrower now or hereafter with the Lender, or any Affiliate, and any and all property of every kind or description of or in the name of the Borrower now or hereafter, for any reason or purpose whatsoever, in the possession or control of, in transit to or standing to the Borrower's credit on the books of, the Lender, any Affiliate, or any agent or bailee for the Lender or any Affiliate or any Participant;

               (h) all interest of the Borrower in any goods the sale or lease of which shall have given or shall give rise to, and in all guaranties and other property securing the payment of or performance under, any Accounts Receivable, General Intangibles or any chattel paper or instruments referred to in CLAUSE (f) above;

               (i) any and all other property of the Borrower of any kind or description, including, without limitation, real estate of the Borrower, subject to a separate mortgage, pledge or security interest in favor of the Lender or in which the Lender now or hereafter has or acquires a security interest securing any Obligations, pursuant to any written agreement or instrument other than this Agreement;

               (j) all replacements, substitutions, additions or accessions to or for any of the foregoing;

               (k)  to the extent related to the property described in CLAUSES
     (a) through (j) above, all books, correspondence, credit files, records, invoices and other papers and documents, including, without limitation, to the extent so related, all tapes, cards, computer runs, computer programs and other papers and documents in the possession or control of the Borrower or any computer bureau from time to time acting for the Borrower, and, to the extent so related, all rights in, to and under all policies of insurance, including claims of rights to payments thereunder and proceeds therefrom, including any credit insurance; and

               (l) all proceeds (including, without limitation, any Accounts Receivable or other proceeds arising from the sale or other disposition of any Collateral, any returns of any Equipment or Inventory sold by the Borrower and the proceeds of any insurance covering any of the Collateral) of any of the foregoing.

     3.2  ACCOUNTS RECEIVABLE.

               (a) The Borrower shall notify the Lender immediately of all disputes and claims by any Account Debtor and settle or adjust them at no expense to the Lender. If the Lender directs, no discount or credit allowance shall be granted thereafter by the Borrower to any Account Debtor. All Account Debtor payments and all net amounts received by the Lender in settlement, adjustment or liquidation of any

     Account Receivable may be applied by the Lender to the Obligations or credited to the Disbursement Account (subject to collection), as the Lender may deem appropriate, as more fully described in SECTION 2.10.
     If requested by the Lender, the Borrower will make proper entries in its books, disclosing the assignment of Accounts Receivable to the Lender.

               (b) Unless otherwise consented to by the Lender, the Borrower will, forthwith upon receipt by the Borrower of all checks, drafts, cash and other remittances in payment or as proceeds of, or on account of, any of the Accounts Receivable or other Collateral, deposit the same in a special bank account (the "COLLATERAL ACCOUNT") with FBNA or such other bank or financial institution as the Lender shall consent, over which the Lender alone has power of withdrawal, and will designate with each such deposit the particular Accounts Receivable or other item of Collateral upon which the remittance was made. The Borrower acknowledges that the maintenance of the Collateral Account is solely for the convenience of the Lender in facilitating its own operations and the Borrower does not and shall not have any right, title or interest in the Collateral Account or in the amounts at any time appearing to the credit thereof. Said proceeds shall be deposited in precisely the form received except for the Borrower's endorsement where necessary to permit collection of items, which endorsement the Borrower agrees to make. Pending such deposit, the Borrower agrees not to commingle any such checks, drafts, cash and other remittances with any of its funds or property, but will hold them separate and apart therefrom and upon an express trust for the Lender until deposit thereof if made in the Collateral Account. Upon the full and final liquidation of all Obligations, the Lender will pay over to the Borrower any excess amounts received by the Lender as payment or proceeds of Collateral, whether received by the Lender as a deposit in the Collateral Account or received by the Lender as a direct payment on any of the sums due hereunder.

               (c) If any Accounts Receivable, chattel paper or General Intangible arises out of contracts with the United States or any department, agency, or instrumentality thereof, the Borrower will, unless the Lender shall otherwise agree, immediately notify the Lender in writing and execute any instruments and take any steps required by the Lender in order that all monies due and to become due under such contracts shall be assigned to the Lender and notice thereof given to the government under the Federal Assignment of Claims Act of 1940, as amended.

               (d) If any Accounts Receivable is evidenced by chattel paper or instruments, the Borrower will, unless the Lender shall otherwise agree, deliver the originals of same to the Lender, appropriately endorsed to the Lender's order and, regardless of the form of such endorsement, the Borrower hereby expressly waives presentment, demand, notice of dishonor, protest and notice of protest and all other notices with respect thereto.

     3.3  INVENTORY.

               (a) Unless the Lender shall otherwise agree, if the Borrower sells Inventory for cash, all full and partial payments therefor shall immediately be delivered by the Borrower to the Lender in their original form for deposit in the Collateral Account or other application to reduction of the Obligations. All such cash shall be held by the Borrower in trust for the Lender and shall be remitted to the Lender at the end of the day received or at such other time as the Lender may designate.

               (b) The Lender shall not be liable or responsible in any way for the safekeeping of any Inventory delivered to it, to any bailee appointed by or for it, to any warehouseman, or under any other circumstances. The Lender shall not be responsible for collection of any proceeds or for losses in collected proceeds held by the Borrower in trust for the Lender. Any and all risk of loss for any or all of the foregoing shall be upon the Borrower except for such loss as shall result from the Lender's gross negligence or willful misconduct.

               (c) If requested by the Lender, the Borrower shall, upon acquiring an interest in any Inventory, deliver to the Lender schedules of such Inventory, together with supplier's invoices, warranties, production, cost and other records as the Lender may request. If requested by the Lender, the Borrower shall deliver to the Lender schedules of the sale of any Inventory immediately upon its sale. Any material change in the value or condition of any Inventory and any errors discovered in schedules delivered to the Lender shall be reported to the Lender immediately.

               (d) The Borrower shall (i) notify the Lender immediately if the Borrower obtains possession (by return, repossession or otherwise) of any Inventory which has been sold and shall inform the Lender of the identity of the returned or repossessed Inventory, the applicable Account Debtor and the amount of the applicable Account Receivable; (ii) receive such Inventory in trust; and (iii) resell such Inventory for the Lender unless instructed to deliver it to the Lender.

     3.4  EQUIPMENT.

               (a) In the event any Equipment is sold, transferred or otherwise disposed of, unless the Lender shall agree otherwise, the Borrower shall deliver all of the proceeds of any such sale, transfer or disposition to the Lender, which proceeds shall be deposited in the Collateral Account or otherwise applied to the repayment of the Obligations.

               (b) The Borrower will, upon request of the Lender, submit to the Lender a current listing of all of the Borrower's Equipment which listing shall indicate the type, model, serial number and location of such Equipment.

     3.5 SUPPLEMENTAL DOCUMENTATION. At the Lender's request, the Borrower shall execute and/or deliver to the Lender, at any time or times hereafter, such agreements, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of Accounts Receivable, schedules of Accounts Receivable assigned, and other written matter necessary or requested by the Lender to perfect and maintain perfected the security interest in the Collateral granted hereunder (all the above hereinafter referred to as "SUPPLEMENTAL DOCUMENTATION"), in form and substance acceptable to the Lender, and pay all taxes, fees and other costs and expenses associated with any recording or filing of the same. The Borrower hereby irrevocably makes, constitutes and appoints the Lender (and all Persons designated by the Lender for that purpose) as the Borrower's true and lawful attorney (and agent-in-fact) to sign the name of the Borrower on any of the Supplemental Documentation and to deliver any of the Supplemental Documentation to such Persons as the Lender in its sole and absolute discretion, may elect. The Borrower agrees that a carbon, photographic, photostatic, and other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

     3.6 POWER OF ATTORNEY. The Borrower irrevocably designates, makes, constitutes, and appoints the Lender (and all Persons designated by the Lender) as the Borrower's true and lawful attorney (and agent-in-fact) and the Lender, or the Lender's agent, may, without notice to the Borrower:

               (a) at such time or times hereafter as the Lender or said agent, in its sole and absolute discretion, may determine, in the Borrower's or the Lender's name, (i) receive, open and dispose of all mail received at the lockbox address of the Borrower; (ii) notify and/or require the Borrower to notify, any Account Debtor or other Person obligated under or in respect of any Collateral, of the fact of the Lender's Lien thereon and of the collateral assignment thereof to the Lender; (iii) direct and/or require the Borrower to direct, any Account Debtor or other Person obligated under or in respect of any Collateral, to make payment directly to the Lender of any amounts due or to become due thereunder or with respect thereto; (iv) endorse the Borrower's name on any checks, notes, drafts or any other items of payment relating to and/or proceeds of the Collateral which come into the possession of the Lender or under the Lender's control and apply such payment or proceeds to the Obligations; and
     (v) endorse the Borrower's name on any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement in the Lender's possession relating to Accounts Receivable, Inventory Equipment or any other Collateral; and

               (b) at such time or times after the occurrence of an Event of Default, as the Lender or said agent, in its sole and absolute discretion, may determine, in the Borrower's or the Lender's name: (i) receive, open and dispose of all mail received at the street address or any post office box address of the Borrower; (ii) demand, collect, surrender, release or exchange all or any part of any Collateral or any amounts due thereunder or with respect thereto; (iii) settle, adjust, compromise, extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any of the Collateral; (iv) enforce, by suit or otherwise, payment or performance of any of the Collateral; (v) settle, adjust or compromise any legal proceedings brought to collect any sums due or owing upon or with respect to any of the Collateral; (vi) exercise all of the Borrower's rights and remedies with respect to the collection of any amounts due upon or with respect to any of the Collateral; (vii) if permitted by applicable law, sell or assign the Collateral upon such terms, for such amounts and at such time or times as the Lender may deem advisable; (viii) discharge and release the Collateral; (ix) prepare, file and sign the Borrower's name on any proof of claim in bankruptcy or similar document against any Account Debtor; (x) prepare, file and sign the Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Accounts Receivable and/or other Collateral; and (xi) do all acts and things necessary, in the Lender's sole and absolute discretion, to obtain repayment of the Obligations and to fulfill the Borrower's other obligations under this Agreement.

               (c) at such time or times after the assertion by the Lender that an Event of Default has occurred and is continuing (whether or not an Event of Default has in fact occurred), as the Lender or said agent, in its reasonable discretion, may determine, in the Borrower's or the Lender's name, notify the post office authorities to change the address for delivery of the Borrower's mail to an address designated by the Lender.

Under no circumstances shall the Lender be under any duty to act in regard to any of the foregoing matters. The costs relating to any of the foregoing matters, including Attorneys' Fees and out-of-pocket expenses shall be borne solely by the Borrower whether the same are incurred by the Lender or the Borrower.

Neither the Lender nor any of its directors, officers, employees or agents will be liable for any acts of commission or omission nor for any error in judgment or mistake of fact or law, unless the same shall have resulted from gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until either (i) all Obligations under this Agreement are paid in full, or (ii) this Agreement is terminated, whichever shall last occur.

                  ARTICLE IV  REPRESENTATIONS AND WARRANTIES

     To induce the Lender to enter into this Agreement and to make Loans to the Borrower hereunder, the Borrower makes the following representations and warranties, all of which shall be true and correct as of the date the initial Loans are made and survive the execution of this Agreement and the making of the initial Loans:

     4.1 ORGANIZATION. Each of Cryenco and CSI is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation. Each of Cryenco and CSI is in good standing and is duly qualified to do business in each state where, because of the nature of its respective activities or properties, such qualification is required. On the date hereof, each of Cryenco and CSI conducts business in its own name exclusively and has no trade names, styles or doing business forms except as disclosed on SCHEDULE 4.1. Cryenco's taxpayer identification number is I.D. No. 84-0767496. CSI's taxpayer identification number is I.D. No. 52-1471630.

     4.2 AUTHORIZATION. The Borrower is duly authorized to execute and deliver the Loan Documents and any Supplemental Documentation contemplated by this Agreement, and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under the Loan Documents and any Supplemental Documentation contemplated by this Agreement and the borrowings hereunder do not and will not require any consent or approval of any governmental agency or authority.

     4.3 NO CONFLICTS. The execution, delivery and performance by the Borrower of the Loan Documents and any Supplemental Documentation contemplated by this Agreement, do not and will not conflict with (a) any provision of law, (b) the charter or by-laws of the Borrower, (c) any agreement binding upon the Borrower, or (d) any court or administrative order or decree applicable to the Borrower, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Borrower except as provided herein.

     4.4 VALIDITY AND BINDING EFFECT. The Loan Documents and any Supplemental Documentation contemplated by this Agreement, when duly executed and delivered will be, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

     4.5 NO DEFAULT. The Borrower is not in default under any agreement or instrument to which the Borrower is a party or by which any of its properties or assets is bound or affected, which default (a) might materially and adversely affect the Lender's Lien on or rights with respect to any Collateral or Third Party Collateral or (b) constitutes an Adverse Event. No Event of Default or Unmatured Event of Default has occurred and is continuing.

     4.6 FINANCIAL STATEMENTS. The Borrower's audited consolidated financial statement as at August 31, 1995 and the Borrower's unaudited consolidated and consolidating financial statements as at August 31, 1995 and October 31, 1995, copies of which have been furnished to the Lender, have been prepared in conformity with GAAP (except that unaudited statements do not include footnotes required by GAAP) promulgated by the Financial Accounting Standards Board and applied on a basis consistent with that of the preceding fiscal year and period and present fairly the financial condition of the Borrower as at such dates and the results of their operations for the periods then ended, subject (in the case of the interim financial statement) to year-end audit adjustments. Since October 31, 1995, no Adverse Event has occurred.

     4.7 INSURANCE. SCHEDULE 4.7 sets forth a summary of the property and casualty insurance program carried by the Borrower on the date hereof, including the insurer's(s') name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurers, exclusions, deductibles and self-insured retention, and describes in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Borrower or imposed upon the Borrower by any such insurer. This summary also includes any self-insurance program that is in effect.

     4.8  LITIGATION; CONTINGENT LIABILITIES.

               (a) Except for those referred to in SCHEDULE 4.8, no claims litigation, arbitration proceedings or governmental proceedings are pending or threatened against or are affecting the Borrower.

               (b) Other than any liability incident to the claims, litigation or proceedings disclosed in SCHEDULE 4.8, the Borrower has no contingent liabilities which are material to the Borrower.

     4.9 LIENS. None of the Collateral or other property or assets of the Borrower is subject to any Lien (including, without limitation, Liens pursuant to Capitalized Leases under which the Borrower is a lessee) except: (a) Liens in favor of the Lender; (b) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) carriers', warehousemen's, mechanics', materialmen's and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; and (d) Liens listed on SCHEDULE 4.9.

     4.10 SUBSIDIARIES.  The Borrower has no Subsidiaries except as listed on
SCHEDULE 4.10. The Borrower and the Subsidiaries own the percentage of the Subsidiaries as set forth on SCHEDULE 4.10.

     4.11 PARTNERSHIPS. The Borrower is not a partner or joint venturer in any partnership or joint venture other than the partnerships and joint ventures listed on SCHEDULE 4.11.

     4.12 BUSINESS LOCATIONS. On the date hereof the office where the Borrower keeps the Borrower's books and records concerning the Borrower's Accounts Receivable and other Collateral, and the Borrower's chief place of business and chief executive office, is located at the address of the Borrower set forth on the signature pages of this Agreement, and all of the Borrower's other places of business are listed on SCHEDULE 4.12. On the date hereof, the names of any landlords and/or mortgagees of any of such locations are identified in SCHEDULE 4.12.

     4.13 COLLATERAL LOCATIONS. On the date hereof the Borrower's Inventory, Equipment and, if applicable, fixtures (except any part thereof which prior to the execution of this Agreement the Borrower shall have advised the Lender in writing consists of Collateral normally used in more than one state) is located at the addresses set forth in SCHEDULE 4.13. The legal descriptions of any real property on which any fixtures are located and the name(s) of the record owner of such real property is set forth in SCHEDULE 4.13.

     4.14 ELIGIBILITY OF COLLATERAL. (a) All of the Accounts Receivable are and will continue to be bona fide existing obligations created by the sale of goods, the rendering of services, or the furnishing of other good and sufficient consideration to Accounts Debtors in the regular course of business and all shipping or delivery receipts and other documents furnished or to be furnished to the Lender in connection therewith are and will be genuine; (b) Each Account Receivable, item of Inventory or item of Equipment which the Borrower shall, expressly or by implication, request the Lender to classify as an Eligible Account Receivable, as Eligible Inventory or as Eligible Equipment, respectively, will, as of the time when such request is made, conform in all respects to the requirements of such classification set forth in the respective definitions of "Eligible Account Receivable," "Eligible Inventory" and "Eligible Equipment" set forth herein;
(c) with respect to each schedule of Inventory delivered to the Lender pursuant to SECTION 3.3: (i) the descriptions, origins, size, qualities, quantities, weights, and markings of all goods stated thereon, or on any attachment thereto, are true and correct in all material respects; (ii) all goods stated thereon have been produced by the Borrower in compliance with all requirements of the Fair Labor Standards Act; and (iii) none of the goods stated thereon are defective, of second quality, used, or goods returned after shipment, except where described as such; and (iv) all Inventory not included on such schedule has been previously scheduled.

     4.15 CONTROL OF COLLATERAL; LEASE OF PROPERTY. The Borrower is not now conducting, or permitting or suffering to be conducted, any activities pursuant to or in conjunction with which any of the Collateral is now, or will be (while any Obligations exist or this Agreement is in effect), in the possession or control of, any Obligor (other than the Borrower) or Related Party. Except as listed on SCHEDULE 4.15, none of the machinery, equipment or real property used by the Borrower is subject to a lease (excluding only Capitalized Leases included on SCHEDULE 6.11) under which the Borrower is the lessee.

     4.16 PATENTS, TRADEMARKS, ETC. The Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others. All such licenses, patents, trademarks, trade names, service marks and copyrights, and applications therefor existing on the date hereof are listed on SCHEDULE 4.16.

     4.17 SOLVENCY. The Borrower now has capital sufficient to carry on its respective business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its respective debts as they mature.

     4.18 CONTRACTS; LABOR MATTERS. Except as disclosed on SCHEDULE 4.18: (a) the Borrower is not a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, decree or order, the performance of which constitutes an Adverse Event; (b) no labor contract to which the Borrower is subject is scheduled to expire during the original term of this Agreement; and (c) on the date of this Agreement (i) the Borrower is not a party to any labor dispute and (ii) there are no strikes or walkouts relating to any labor contracts to which the Borrower is subject.

     4.19 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event, other than a Reportable Event for which the reporting requirements have been waived by regulations of the PBGC, has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The Current value of the Plans' benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans' assets allocable to such benefits. Except as listed on SCHEDULE 4.8, the Borrower has no contingent liability with respect to any "employee welfare benefit plans," as such term is defined in Section 3(1) of ERISA, which covers retired or terminated employees and their beneficiaries.

     4.20 REGULATION U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Federal Reserve Board), and no part of the proceeds of any Loan will be used to purchase or carry margin stock or for any other purpose which would violate any of the margin requirements of the Federal Reserve Board.

     4.21 COMPLIANCE. The Borrower is in material compliance with all statutes and governmental rules and regulations applicable to them. All Inventory of the Borrower has been produced in compliance with all requirements of the Fair Labor Standards Act.

     4.22 TAXES. The Borrower has filed all federal, state and local tax returns required to be filed and has paid, or made adequate provisions for the payment of, all Taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than Taxes the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower). No tax Liens have been filed and no material claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower in respect of Taxes are adequate. The federal income tax liability of the Borrower has been audited by the Internal Revenue Service and has been finally determined and satisfied (or the time for audit has expired) for all tax years up to and including the tax year ended August 31, 1993. The Borrower is not aware of any proposed assessment against the Borrower for additional Taxes (or any basis for any such assessment) which might be material to the Borrower.

     4.23 INVESTMENT COMPANY ACT. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     4.24 PUBLIC UTILITY HOLDING COMPANY ACT. The Borrower is not a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     4.25 ENVIRONMENTAL AND SAFETY AND HEALTH MATTERS.  Except as disclosed on
SCHEDULE 4.25:  (a) the operations of the Borrower complies in all respects with
(i) all applicable Environmental Laws, and (ii) all applicable Occupational Safety and Health Laws; (b) none of the operations of the Borrower are subject to any judicial or administrative proceeding alleging the violation of any Environmental Law or Occupational Safety and Health Law; (c) none of the operations of the Borrower is the subject of federal or state investigation evaluating whether any remedial action is needed to respond to (i) a spillage, disposal or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower; (d) neither the Borrower has filed any notice under any Environmental Law or Occupation Safety and Health Law indicating or reporting (i) any past or present spillage, disposal or release into the environment of, or treatment, storage or disposal of, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance or (ii) any unsafe or unhealthful condition at any premises of the Borrower; and (e) the Borrower has no known contingent liability in connection with (i) any spillage, disposal or release into the environment of, or otherwise with respect to, any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or
(ii) any unsafe or unhealthful condition at any premises of the Borrower.

                      ARTICLE V  AFFIRMATIVE COVENANTS

     From the date of this Agreement and thereafter until all Obligations of CSI and Cryenco hereunder are paid in full, the Borrower agrees that unless the Lender shall otherwise consent in writing, it will:

     5.1  FINANCIAL STATEMENTS AND OTHER REPORTS.

          5.1.1 FINANCIAL REPORTS. Furnish to the Lender in form satisfactory to the Lender:

               (a) ANNUAL AUDIT REPORT. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, CSI's 10K report as filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange, and the annual audit report of the Borrower prepared on a consolidated basis in conformity with GAAP, consisting of at least statements of income, cash flow and stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified, without qualification, by Ernst & Young, L.L.P. or by another independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Lender, together with any management letters, management reports or other supplementary comments or reports to the Borrower or its board of directors furnished by such accountants.

               (b) ACCOUNTANT'S CERTIFICATE. Together with the audited financial statements required under SECTION 5.1.1(a), a certificate from the accounting firm performing such audit (i) acknowledging its understanding that the Lender and any Participant is relying on such audit report and (ii) stating that it has reviewed this Agreement and that in performing its examination, nothing came to its attention that caused it to believe that any Event of Default or Unmatured Event of Default exists, or, if such Unmatured Event of Default or Event of Default exists, describing its nature.

               (c) QUARTERLY FINANCIAL STATEMENT. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, a copy of CSI's unaudited 10Q report as filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange prepared in the same manner as the audit report referred to in SECTION 5.1.1(a), signed by the Borrower's chief financial officer and consisting of at least consolidated statements of income, cash flow and stockholders' equity for the Borrower for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, a consolidated balance sheet of the Borrower as at the end of such quarter.

               (d) MONTHLY FINANCIAL STATEMENT. As soon as available and in any event within 20 days after the end of each month of each fiscal year of the Borrower, a copy of the unaudited consolidated and consolidating financial statement of the Borrower prepared in the same manner as the audit report referred to in SECTION 5.1.1(a) (except that the unaudited financial statements need not be prepared in accordance with GAAP to the extent that footnotes are required under GAAP), signed by the Borrower's chief financial officer and consisting of at least statements of income, cash flow and stockholders' equity for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, and balance sheets of the Borrower as at the end of such month.

               (e) PROJECTIONS. As soon as available and in any event not later than 30 days prior to the last day of each fiscal year of the Borrower, a projected financial statement of the Borrower prepared in the same manner as the audit report referred to in SECTION 5.1.1(a), signed by the Borrower's chief financial officer and presenting fairly the Borrower's best good faith projections of the financial position and results of operations of the Borrower for each month of the following fiscal year.

               (f) OFFICER'S CERTIFICATE. Together with the financial statements furnished by the Borrower under SECTION 5.1.1(a), (c) and (d), a certificate of the Borrower's chief financial officer, dated the date of such annual audit report or such monthly financial statement, as the case may be, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in ARTICLES V and VI and SUPPLEMENT A.

               (g) GAAP CHANGES. In the event that a material change occurs, in the Lender's judgment, in GAAP, either the Lender and the Borrower shall amend, in writing, the covenants in this Agreement, SUPPLEMENT A, and the other Loan Documents which are calculated on the basis of GAAP to reflect such change, or, if the Lender and the Borrower fail to agree on and enter into such an amendment, the Lender shall have the right to deem such change in GAAP to be an Event of Default.

          5.1.2 AGINGS; INELIGIBLE ACCOUNTS RECEIVABLE CERTIFICATION. Within 15 days after the end of each month, (a) a detailed aging of all Accounts Receivable by invoice, including, without limitation, a reconciliation to the aging report delivered to the Lender for the preceding month, (b) a certification of ineligible Accounts Receivable and (c) an aging of all accounts payable as of the end of the preceding month, each in form and content acceptable to the Lender.

          5.1.3 INVENTORY CERTIFICATION. Within 15 days after the end of each month, an Inventory certification report as of the end of the preceding month for all Inventory locations showing the amount of each component of the Borrower's Inventory and the amount of each component of the Borrower's Costs, and the amount of work in process, and a copy of the Borrower's job status report as of the end of the preceding month, showing the amount of each component of the Borrower's work in process, all in form and content acceptable to the Lender.

          5.1.4 SALES AND COLLECTION REPORTS. If requested by the Lender, not later than 4:00 p.m., Minneapolis time on each Business Day, a report of the Borrower's sales and collections for the preceding Business Day, in form and content acceptable to the Lender.

          5.1.5     OTHER REPORTS.

               (a) SEC AND OTHER REPORTS. Promptly upon the making or filing thereof, copies of all financial statements, reports and proxy statements mailed to the CSI's shareholders, and copies of all registration statements, periodic reports and other documents filed with the Securities and Exchange Commission (or any successor thereto) or any national securities exchange.

               (b) REPORT OF CHANGE IN SUBSIDIARIES OR PARTNERSHIPS. Promptly from time to time, a written report of any new Subsidiaries of the Borrower and of any change in the list of partnerships and joint ventures set forth on SCHEDULE 4.11.

               (c) PATENTS, ETC. Promptly from time to time, a written report of any change to the list of patents, trademarks, copyrights and other information set forth in SCHEDULE 4.16.

               (d) OTHER REPORTS. The information required to be provided pursuant to other provisions of this Agreement, and such other reports from time to time requested by the Lender.


     5.2 NOTICES. Notify the Lender in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

               (a) DEFAULT. The occurrence of (i) any Event of Default or Unmatured Event of Default, and (ii) to the extent not included in CLAUSE
     (i) above, the default by the Borrower or any other Obligor under any note, indenture, loan agreement, mortgage, lease, deed or other material similar agreement to which the Borrower or any other Obligor, as appropriate, is a party or by which it is bound.

               (b) LITIGATION. The institution of any litigation, arbitration proceeding or governmental proceeding affecting the Borrower, any other Obligor, any Collateral or any Third Party Collateral and involving more than $50,000, whether or not considered to be covered by insurance.

               (c) JUDGMENT. The entry of any judgment or decree against the Borrower or any other Obligor, if the amount of such judgment exceeds $50,000.

               (d) ERISA. With respect to any Plan, the occurrence of a Reportable Event (other than a Reportable Event for which the reporting requirements have been waived by PBGC regulations) or any "prohibited transaction" (as defined in Section 4975 of the Code), a notice specifying the nature thereof and what action the Borrower proposes to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan; or the incurrence of any material increase in the contingent liability of the Borrower or any other Obligor with respect to any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which covers retired employees and their beneficiaries.

               (e) CHANGE IN COLLATERAL LOCATIONS. If any of the Borrower's Inventory or Equipment is placed in locations other than those identified in this Agreement or in SCHEDULE 4.13.

               (f) CHANGE IN PLACE(S) OF BUSINESS. Any proposed opening, closing or other change in the list of offices and other places of business of the Borrower set forth in SCHEDULE 4.12, and any opening, closing or other change in the offices and other places of business of each other Obligor.

               (g) CHANGE OF NAME. Any change in the name of the Borrower or any other Obligor, and any change in the list of trade names and trade styles set forth in SCHEDULE 4.1.

               (h) ENVIRONMENTAL AND SAFETY AND HEALTH MATTERS. Receipt of any notice that the operations of the Borrower or any other Obligor are not in full compliance with requirements of any applicable Environmental Law or any Occupational Safety and Health Law; receipt of notice that the Borrower or any other Obligor is subject to federal, state or local investigation evaluating whether any remedial action is needed to respond to (i) any spillage, disposal or release into the environment of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance, or (ii) any unsafe or unhealthful condition at any premises of the Borrower or any other Obligor; or receipt of notice that any properties or assets of the Borrower or any other Obligor are subject to an Environmental Lien.

               (i)  ADVERSE EVENT.  The occurrence of an Adverse Event.

               (j) DEFAULT BY OTHERS. Any material default by any Account Debtor or other Person obligated to the Borrower or any other Obligor, under any contract, chattel paper, note or other evidence of amounts payable or due or to become due to the Borrower or such Obligor if the amount payable under such contract, chattel paper, note or other evidence of amounts payable or due or to become due is material.

               (k) MOVEABLE COLLATERAL. If any of the Collateral or Third Party Collateral shall consist of goods of a type normally used in more than one state, whether or not actually so used, any use of any such goods in any state other than a state in which the Borrower shall have previously advised the Lender such goods will be used. The Borrower agrees that such goods will not, unless the Lender shall otherwise consent in writing, be used outside the continental United States or in Louisiana.

               (l) CHANGE IN MANAGEMENT OR LINE(S) OF BUSINESS. Any substantial change in the senior management of the Borrower, or any change in the Borrower's line(s) of business.

               (m) OTHER EVENTS. The occurrence of such other events as the Lender may from time to time specify.

     5.3 EXISTENCE. Maintain and preserve its existence as a corporation, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time.

     5.4 NATURE OF BUSINESS. Engage in substantially the same fields of business as it is engaged in on the date hereof.

     5.5 BOOKS, RECORDS AND ACCESS. Maintain complete and accurate books and records (including, without limitation, records relating to Accounts Receivable, Inventory, Equipment and other Collateral), in which full and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its respective business and activities. Cause its books and records as at the end of any calendar month to be posted and closed not more than 15 days after the last business day of such month. Permit access by the Lender and its agents or employees to the books and records of the Borrower at the Borrower's place or places of business at intervals to be determined by the Lender and without hindrance or delay, and permit the Lender or its agents and employees to inspect the Borrower's Inventory and Equipment, and to inspect, audit, check and make copies and/or extracts from the books, records, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts Receivable, chattel paper, General Intangibles, Equipment and any other Collateral or Third Party Collateral, or to any other transactions between the parties hereto. Any and all such inspections and/or audits shall be at the Borrower's expense, including, without limitation, the pre-closing audit undertaken by the Lender, PROVIDED, HOWEVER, that as long as the Borrower is in full compliance with the terms and provisions of this Agreement, the Borrower will not be charged for more than three such inspections and/or audits per year (excluding the pre-closing audit) or for more than $3,000 per such inspection and/or audit actually occurring hereafter (excluding the pre-closing audit).

     5.6 INSURANCE. Maintain insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Lender may reasonably request from time to time. Keep the Collateral properly housed and insured for its full insurable value against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by persons engaged in business similar to that of the Borrower, with such companies, in such amounts and under policies in such form as shall be satisfactory to the Lender. Certificates of such policies of insurance have been delivered to the Lender prior to the date hereof together with evidence of payment of all premiums therefor. The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds payable thereunder directly to the Lender. The Borrower irrevocably makes, constitutes and appoints the Lender and any Person whom the Lender may from time to time designate (and all officers, employees or agents designated by the Lender or such Person) as the Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. In the event the Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required herein or to pay any premium in whole or in part relating thereto, the Lender, without waiving or releasing any obligations or default by the Borrower hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Lender deems advisable. All sums so disbursed by the Lender, including reasonable Attorneys' Fees, court costs, expenses and other charges relating thereto, shall be payable on demand by the Borrower to the Lender.

     5.7 INSURANCE SURVEY. Provide to the Lender at least annually within 90 days of the end of the Borrower's fiscal year, a certificate signed by its chief financial officer that attests to and summarizes the property and casualty insurance program carried by the Borrower. This summary shall include the insurer's(s') name, policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, the annual premium(s), Best's policyholder's and financial size ratings of the insurers, exclusions, deductibles and self-insured retention and shall describe in detail any retrospective rating plan, fronting arrangement or any other self-insurance or risk assumption agreed to by the Borrower or imposed upon the Borrower by any such insurer, as well as any self-insurance program that is in effect. The Borrower shall (a) notify the Lender in writing at least 30 days prior to any cancellation or material change of any such insurance by the Borrower and (b) within five business days after receipt of any notice (whether formal or informal) thereof, of any cancellation or change in any of its insurance by any of its insurers or any material change in the cost thereof or which reduces the policyholder's or financial size ratings of the insurance carriers of the Borrower, as established by BEST'S INSURANCE REPORTS. In the event of the Borrower's decision to change insurers, and not more frequently than annually in the absence of any such change, the Lender shall have the right to request the Borrower to have a risk management survey completed by a recognized independent risk management consultant acceptable to it and the Lender which will identify, quantify and assess any catastrophic uninsured, underinsured or self-insured exposures faced by the Borrower. The cost of such survey shall be borne solely by the Borrower. A copy of the results of each such a survey shall be promptly delivered by the Borrower to the Lender.

     5.8 REPAIR. Maintain, preserve and keep its properties in good repair, working order and condition, and from time to time make all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

     5.9 TAXES. Pay when due, all of its Taxes, unless and only to the extent that the Borrower is contesting such Taxes in good faith and by appropriate proceedings and the Borrower has set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP.

     5.10 COMPLIANCE. Comply with all statutes and governmental rules and regulations applicable to it, including, without limitation, the Fair Labor Standards Act.

     5.11 COLLATERAL MONITORING. Permit the Lender to (a) use the Borrower's stationery and sign the name of the Borrower to request verification of Accounts Receivable or other Collateral from Account Debtors, and (b) use the information recorded on or contained in any data processing equipment and computer hardware and software to which the Borrower has access relating to Accounts Receivable, Inventory, Equipment and/or other Collateral.

                        ARTICLE VI  NEGATIVE COVENANTS

     From the date of this Agreement and thereafter until all Obligations of the Borrower hereunder are paid in full, the Borrower agrees that, unless the Lender shall otherwise consent in writing, it will not do any of the following:

     6.1 MERGER. Merge or consolidate or enter into any analogous reorganization or transaction with any Person.

     6.2 SALE OF ASSETS. Sell, transfer, convey, lease, assign or otherwise dispose (with or without recourse) of any of its assets (including, without limitation, any Accounts Receivable, instruments or chattel paper) except for sales and leases of Inventory in the ordinary course of business.

     6.3 PURCHASE OF ASSETS. Purchase or lease or otherwise acquire all or substantially all the assets of any Person.

     6.4 ERISA. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or asset of the Borrower; or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $10,000.

     6.5 CHANGES IN COLLATERAL OR BUSINESS LOCATIONS. Change (a) the location of its chief executive office or chief place of business; (b) its name; or (c) the locations where it stores or maintains Inventory or Equipment without, in each case, at least 30 days' prior written notice to the Lender.

     6.6 SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES. Either: (a) form or acquire any corporation which would thereby become a Subsidiary; or (b) form or enter into any partnership as a limited or general partner or into any joint venture.

     6.7 OTHER AGREEMENTS. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which would (a) prohibit the Borrower from granting, or otherwise limit the ability of the Borrower to grant, to the Lender any Lien on any assets or properties of the Borrower, or (b) be violated or breached by the Borrower's performance of its obligations under the Loan Documents.

     6.8 RESTRICTED PAYMENTS. Purchase or redeem or otherwise acquire for value any shares of the Borrower's stock, or declare or pay any dividends thereon (other than stock dividends, dividends payable to the Borrower and dividends payable with respect to the preferred stock of CSI which is issued and outstanding as of the date of this Agreement), or make any distribution to stockholders as such (other than the Borrower) or set aside any funds for any such purpose, or prepay, purchase or redeem any subordinated Indebtedness of the Borrower; or make any payment to Charterhouse Group International, Inc. in respect of management fees unless and only to the extent that the amount of the Borrowing Base exceeds the amount of the Obligations by at least $500,000 immediately after the payment and PROVIDING FURTHER, that prior to and after the making of any such payment to Charterhouse Group International, Inc., there has not occurred an Event of Default or an Unmatured Event of Default under this Agreement.

     6.9 CHANGE IN MANAGEMENT. Permit a change in the title or duties of any of the following officers, directors and/or employees of the Borrower: Alfred Schechter, Chairman and Chief Executive Officer, Dale Brubaker, President and Chief Operating Officer, Don Harwell, Vice President and Vice Chairman and James Raabe, Vice President and Chief Financial Officer.

     6.10 INVESTMENTS. Acquire for value, make, have or hold any Investments, except: (a) advances to employees of the Borrower for travel or other ordinary business expenses, provided that the aggregate amount outstanding at any one time shall not exceed $5,000 for any single employee and $25,000 in the aggregate for all employees; (b) advances to subcontractors and suppliers in maximum aggregate amounts reasonably acceptable to the Lender; (c) extensions of credit in the nature of Accounts Receivable or notes receivable arising from the sale of goods and services in the ordinary course of business; (d) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; (e) Investments (other than Investments in the nature of loans or advances) outstanding on the date hereof in subsidiaries by the Borrower; (f) other Investments outstanding on the date hereof and listed on SCHEDULE 6.10; (g) at any time except after the occurrence and during the continuance of any Event of Default or any Unmatured Event of Default under this Agreement, Investments in ALT USA, a joint venture between CSI and Jack B. Kelley, Inc. not exceeding $1,200,000 during the Borrower's 1996 fiscal year, and for any fiscal year thereafter, Investments in ALT USA which do not exceed in the aggregate the amount by which the consolidated EBITDA of the Borrower during the most recent four consecutive fiscal quarters exceeds the sum of their consolidated unfinanced capital expenditures, cash taxes, interest payments, dividends and mandatory debt retirement payments during the same four consecutive fiscal quarters, by at least 25%;
and (h) other Investments consented to by the Lender in writing.

     6.11 INDEBTEDNESS. Incur, create, issue, assume or suffer to exist any Indebtedness, including, without limitation, Indebtedness as lessee under any Capitalized Lease, except: (a) Indebtedness under the terms of this Agreement;
(b) Subordinated Debt existing as of the date of this Agreement; (c) Indebtedness hereafter incurred in connection with Liens permitted under
SECTION 6.12(d); (d) other Indebtedness outstanding on the date hereof and listed on SCHEDULE 6.11; and (e) other Indebtedness approved in writing by the Lender.

     6.12 LIENS. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except: (a) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by GAAP are being maintained; (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (d) Liens in connection with Capital Expenditures attaching only to the property being acquired if the Indebtedness secured thereby does not exceed 100% of the fair market value of such property at the time of acquisition thereof; (e) Liens in favor of the Lender; (f) Liens referred to in SECTION 4.9; and (g) Liens consented to by the Lender in writing.

     6.13 CONTINGENT LIABILITIES. Either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person (including without limitation, ALT USA), except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

     6.14 CHANGE IN ACCOUNTS RECEIVABLE. After the occurrence of an Event of Default or receipt of notice from the Lender that the Lender intends to commence direct collection of Accounts Receivable, permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Account Receivable, including any of the terms relating thereto.

     6.15 UNCONDITIONAL PURCHASE OBLIGATIONS. Enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

     6.16 USE OF PROCEEDS. Use or permit any proceeds of the Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve

Board, as amended from time to time, and furnish to the Lender upon request, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U of the Federal Reserve Board.

     6.17 TRANSACTIONS WITH RELATED PARTIES. Enter into or be a party to any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would be obtained in a comparable arm's-length transaction with a Person not a Related Party.

                 ARTICLE VII  EVENTS OF DEFAULT AND REMEDIES

     7.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default:

               (a) NON PAYMENT. The Borrower shall fail to pay, when due or declared due, any of the Obligations;

               (b) NON-PAYMENT OF OTHER INDEBTEDNESS. The Borrower or any other Obligor shall fail to pay, when due, whether by acceleration or otherwise (subject to any applicable grace period), any Indebtedness of, or guaranteed by, the Borrower or such other Obligor;

               (c) ACCELERATION OF OTHER INDEBTEDNESS. Any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness of, or guaranteed by, the Borrower or any other Obligor or enables the holder or holders of such other Indebtedness or any trustee or agent for such holders (any required notice of default having been given and any applicable grace period having expired) to accelerate the maturity of such other Indebtedness;

               (d) OTHER OBLIGATIONS. The Borrower or any other Obligor shall fail to pay, when due, whether by acceleration or otherwise, or perform or observe (subject to any applicable grace period or waiver of such default)
     (i) any obligation or agreement of the Borrower or such other Obligor to or with the Lender (other than any obligation or agreement of the Borrower hereunder and under any Notes) or (ii) any material obligation or agreement of the Borrower or such other Obligor to or with any other Person (other than (A) any such material obligation or agreement constituting or related to Indebtedness, (B) accounts payable arising in the ordinary course of business, and (C) any material obligation or agreement of any Subsidiary to the Borrower or to any other Subsidiary), except only to the extent that the occurrence of any such failure is being contested by the Borrower or such other Obligor, as the case may be, in good faith and by appropriate proceedings and the Borrower or such other Obligor, as applicable, shall have set aside on its books such reserves or other appropriate provisions therefor as may be required by GAAP;

               (e) INSOLVENCY. The Borrower, any other Obligor or any Subsidiary becomes insolvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in, the appointment of a trustee, receiver or other custodian for the Borrower, such other Obligor or such Subsidiary, or for a substantial part of the property of the Borrower, such other Obligor or such Subsidiary, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Borrower, any other Obligor or any Subsidiary or for a substantial part of the property of the Borrower, any other Obligor or any Subsidiary and is not discharged or dismissed within 30 days; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted by or against the Borrower, any other Obligor or any Subsidiary; or any warrant of attachment or similar legal process is issued against any substantial part of the property of the Borrower, any other Obligor or any Subsidiary;

               (f) ERISA. The institution by the Borrower or any ERISA Affiliate of steps to terminate any Plan if, in order to effectuate such termination, the Borrower or any ERISA Affiliate would be required to make a contribution to such Plan or would incur a liability or obligation to such Plan, in excess of $10,000; or the institution by the PBGC of steps to terminate any Plan;

               (g)  NON-COMPLIANCE WITH THIS AGREEMENT.

                    (i) The Borrower shall fail to comply with any of the Borrower's agreements set forth in SECTION 9 of SUPPLEMENT A; or

                    (ii) The Borrower shall fail to comply with any of the Borrower's agreements set forth in this Agreement (and not constituting an Event of Default under any of the other subsections of this SECTION 7.1, including, without limitation, SECTION 7.1(g)(i)), and such failure to comply shall continue for ten days;

               (h) NON-COMPLIANCE WITH LOAN DOCUMENTS. Failure by the Borrower or any other Obligor to comply with any of its respective agreements set forth in any Loan Documents other than this Agreement (and not constituting an Event of Default under any of the other subsections of this
     SECTION 7.1), and such failure to comply shall continue after the grace period (if any) set forth therein;

               (i) WARRANTY. Any warranty made by the Borrower or any other Obligor in any of the Loan Documents is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, certificate or other writing furnished by the Borrower or any other Obligor to the Lender is untrue or misleading in any material respect on the date as of which the facts set forth therein are stated or certified; or any certification made or deemed made by the Borrower or any other Obligor to the Lender is untrue or misleading in any material respect on or as of the date made or deemed made;

               (j) LITIGATION. There shall be entered against any one of the Borrower or any other Obligor one or more judgments or decrees in excess of $100,000 in the aggregate at any one time outstanding, excluding those judgments or decrees (i) that shall have been outstanding less than 30 calendar days from the entry thereof or (ii) for and to the extent which the Borrower or such Obligor, as applicable, is insured and with respect to which the insurer has assumed responsibility in writing or for and to the extent which the Borrower or such Obligor, as applicable, is otherwise indemnified if the terms of such indemnification are satisfactory to the Lender;

               (k)  DEATH OF OBLIGOR.  Intentionally omitted;

               (l) VALIDITY. If the validity or enforceability of any of the Loan Documents shall be challenged by the Borrower, any other Obligor or any other Person, or shall fail to remain in full force and effect;

               (m) CONDUCT OF BUSINESS. If the Borrower or any other Obligor is enjoined, restrained or in any way prevented by court order, which has not been dissolved or stayed within five Business Days, from conducting all or any material part of its business affairs;

               (n) ADVERSE EVENT. The Lender shall have determined in good faith (which determination shall be conclusive) that (i) an Adverse Event has occurred or (ii) the Lender's interest in any material Collateral or Third Party Collateral has been adversely affected or impaired, or the value thereof to the Lender has been diminished to a material extent, or
     (iii) the prospect of payment or performance of any obligation or agreement of the Borrower or any other Obligor under any of the Loan Documents is materially impaired, and the condition giving rise to such determination does not constitute an Event of Default under any of the other subsections of this SECTION 7.1; and

               (o) CHANGE IN BOARD OF DIRECTORS OR OWNERSHIP OF CRYENCO. If less than six of the following eight Persons shall be directors of CSI:
     Alfred Schechter, Dale Brubaker, Russell Haines, William Phelan, Don Harwell, Burton Ahrens, Jerome Katz or Ajit Hutheesing; if the number of the board of directors of CSI is increased to more than eight and the number of the foregoing Persons who are directors of CSI shall cease to represent at least two-thirds of the board of directors of CSI; or if CSI shall cease to own 100% of the stock of Cryenco.

     7.2  EFFECT OF EVENT OF DEFAULT; REMEDIES.


               (a)  In the event that one or more Events of Default described in
     Section 7.1(E) shall occur, then the Credit extended under this Agreement shall terminate and all Obligations hereunder and under any Notes shall be immediately due and payable without demand, notice or declaration of any kind whatsoever.

               (b)  In the event an Event of Default other than one described in
     Section 7.1(e) shall occur, then the Lender may declare all Obligations hereunder and under any Notes immediately due and payable without demand or notice of any kind whatsoever, whereupon the Credit extended under this Agreement shall terminate and all Obligations hereunder and under any Notes shall be immediately due and payable. The Lender shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

               (c) In the event of the occurrence of any Event of Default the Lender may exercise any one or more or all of the following remedies, all of which are cumulative and non-exclusive:

                    (i) any remedy contained in the Loan Documents or any Supplemental Documentation;

                    (ii) any rights and remedies available to the Lender under the Uniform Commercial Code as enacted in Minnesota as of the date of this Agreement, and any other applicable law;

                    (iii) without notice, demand or legal process of any kind, the Lender may take possession of any or all of the Collateral (in addition to Collateral which it might already have in its possession), wherever it might be found, and for that purpose may pursue the same wherever it may be found, and may enter into any premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and the Lender shall have the right to store the same in any of the Borrower's premises without cost to the Lender;

                    (iv) at the Lender's request, the Borrower will, at the Borrower's expense, assemble the Collateral and make it available to the Lender at a place or places to be designated by the Lender which is reasonably convenient to the Lender and the Borrower; and

                    (v) the Lender at its option, and pursuant to notification given to the Borrower as provided for below, may sell any Collateral actually or constructively in its possession at public or private sale and apply the proceeds thereof as provided below.

     7.3 SETOFF. In addition to and not in limitation of all rights of offset that the Lender or any other holder of a Note may have under applicable law, the Lender or such other holder of a Note shall, upon the occurrence of any Event of Default, or any Unmatured Event of Default described in SECTION 7.1(e) hereof, have the right to appropriate and apply to the payment of the Obligations any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Lender, or any Affiliate, or other holder.

               ARTICLE VIII  COLLATERAL AND THE LENDER'S RIGHTS

     8.1 NOTICE OF DISPOSITION OF COLLATERAL. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least ten calendar days before such disposition.

     8.2 APPLICATION OF PROCEEDS OF COLLATERAL. Any proceeds of any disposition by the Lender of any of the Collateral may be applied by the Lender to the payment of expenses in connection with the taking possession of, storing, preparing for sale, and disposition of Collateral, including Attorneys' Fees and legal expenses, and any balance of such proceeds may be applied by the Lender toward the payment of such of the Obligations, and in such order of application, as the Lender may from time to time elect.

     8.3 CARE OF COLLATERAL. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if it takes such action for that purpose as the Borrower requests in writing, but failure of the Lender to comply with such request shall not, of itself, be deemed a failure to exercise reasonable care, and no failure of the Lender to preserve or protect any rights with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by the Borrower, shall be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

     8.4 PERFORMANCE OF BORROWER'S OBLIGATIONS. The Lender shall have the right, but shall not be obligated, to discharge any claims against or Liens, and any Taxes at any time levied or placed upon, any or all Collateral including, without limitation, those arising under statute or in favor of landlords, taxing authorities, government, public and/or private warehousemen, common and/or private carriers, processors, finishers, draymen, coopers, dryers, mechanics, artisans, laborers, attorneys, courts, or others. The Lender may also pay for maintenance and preservation of Collateral. The Lender may, but is not obligated to, perform or fulfill any of the Borrower's responsibilities under this Agreement which the Borrower has failed to perform or fulfill.

     8.5 LENDER'S RIGHTS. None of the following shall affect the obligations of the Borrower to the Lender under this Agreement or the Lender's rights with respect to the remaining Collateral or any Third Party Collateral (any or all of which actions may be taken by the Lender at any time, whether before or after an Event of Default, at its sole and absolute discretion and without notice to the Borrower):

               (a) acceptance or retention by the Lender of other property or interests in property as security for the Obligations, or acceptance or retention of any obligor(s), in addition to the Borrower, with respect to any of the Obligations;

               (b) release of its security interest in, or surrender or release of, or the substitution or exchange of or for, all or any part of the Collateral or any Third Party Collateral or any other property securing any of the Obligations (including, without limitation, any property of any Obligor other than the Borrower), or any extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange, of any obligations of any guarantor or other Obligor with respect to any Collateral or any such property;

               (c) extension or renewal for one or more periods (whether or not longer than the original period), or release, compromise, alteration or exchange of any of the Obligations, or release or compromise of any obligation of any Obligor with respect to any of the Obligations; or

               (d) failure by the Lender to resort to other security or pursue any Person liable for any of the Obligations before resorting to the Collateral.

                      ARTICLE IX   CONDITIONS PRECEDENT

     9.1 CONDITIONS PRECEDENT TO INITIAL LOANS. The obligation of the Lender to make the initial Loans shall be subject to the satisfaction of the following conditions precedent, in addition to the applicable conditions precedent set forth in SECTION 9.2:

          9.1.1 NO CHANGE IN CONDITION. No change in the condition or operations, financial or otherwise, of the Borrower or any other Obligor, shall have occurred which change, in the sole credit judgment of the Lender, may constitute an Adverse Event or have a material adverse effect on any Collateral or Third Party Collateral or the Lender's interest therein.

          9.1.2 ACCOUNTING METHODS. The Borrower shall not have made any material, as determined by the Lender, change in its accounting methods or principles.

          9.1.3 SURVEY. The Lender shall have completed its updated survey of the business, operations and assets of the Borrower and each other Obligor, and such survey shall provide the Lender with results and information which, in the Lender's determination, are satisfactory to the Lender.

          9.1.4 NO MATERIAL TRANSACTION. Neither the Borrower nor any other Obligor shall have entered into any material, as determined by the Lender, commitment or transaction, including, without limitation, transactions for borrowings and capital expenditures, which are not in the ordinary course of their respective businesses.

          9.1.5 LITIGATION. No litigation shall be outstanding or have been instituted or threatened which the Lender determines to be material against the Borrower or any other Obligor.

          9.1.6 FILING OF DOCUMENTS. All financing statements, mortgages and other documents relating to the Collateral and Third Party Collateral shall have been filed or recorded, as appropriate.

          9.1.7 DELIVERY OF DOCUMENTS. The Borrower shall have delivered to the Lender with each of the following, each duly executed and dated the date of the initial Loans or such earlier date as shall be acceptable to the Lender:

               (a) RESOLUTIONS. A copy, duly certified by the secretary or an assistant secretary of the Borrower, of (i) the resolutions of the Board of Directors of the Borrower authorizing (1) the borrowings by the Borrower hereunder, (2) the execution, delivery and performance by the Borrower of the Loan Documents to which the Borrower is a party or by which it is bound and (3) certain officers or employees of the Borrower to request borrowings by telephone and to execute Borrowing Base Certificates; (ii) all documents evidencing other necessary corporate action; and (iii) all approvals or consents, if any, with respect to the Loan Documents;

               (b) INCUMBENCY CERTIFICATE. A certificate of the secretary or an assistant secretary of the Borrower, certifying the names of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and any Supplemental Documentation, together with the true signatures of such officers;

               (c) OTHER AGREEMENTS. Duly executed copies of each of the Loan Documents not specifically identified herein which the Lender determines to be necessary or desirable, each in form and content satisfactory to the Lender;

               (d) OPINION. A legal opinion of Shack & Siegel, counsel to the Borrower, substantially in the form set forth as EXHIBIT B;

               (e) BORROWER'S CERTIFICATE. The certificate of the President of the Borrower certifying, to the best of his/her knowledge after diligent inquiry, to the fulfillment of all conditions precedent to closing and funding the secured financing transaction contemplated by this Agreement and to the truth and accuracy, as of such date, of the representations and warranties of the Borrower contained in the Loan Documents to which the Borrower is a party;

               (f) INSURANCE. Evidence satisfactory to the Lender of the existence of insurance on the Collateral and Third Party Collateral in amounts and with insurers acceptable to the Lender, together with evidence establishing that the Lender is named as a loss payee on all related insurance policies; and if required by the Lender, additional insured on all related insurance policies and an endorsement or an independent instrument from each issuer of an insurance policy substantially in the form set forth as EXHIBIT C;

               (g) BYLAWS. A copy, duly certified by the secretary or an assistant secretary of the Borrower, of the Borrower's Bylaws;

               (h) ARTICLES OF INCORPORATION. A copy, duly certified by the secretary or an assistant secretary of the Borrower, of the Borrower's Articles of Incorporation;

               (i) GOOD STANDING CERTIFICATES. Certificates of good standing as to the Borrower issued by the Secretary of State of the state in which the Borrower is organized, and each other state in which the failure of the Borrower to be in good standing would constitute an Adverse Event or have a material adverse effect on the Lender's rights in any Collateral or Third Party Collateral;

               (j) DISBURSEMENT LETTER. Written authorization and instructions from the Borrower, in form satisfactory to the Lender, for disbursement of the proceeds of the initial Loans;

               (k) PAYOFF LETTERS. Evidence satisfactory to the Lender that all obligations of the Borrower to Chemical Bank[ AND CIT] have been paid in full and that Chemical Bank[ AND CIT] have terminated, or agreed to terminate, all of their Liens on the property of the Borrower and all public record filings evidencing such Liens;

               (l) LANDLORDS AND WAREHOUSEMEN WAIVERS. If required by the Lender, (i) from each lessor or landlord identified on SCHEDULE 4.12 or
     SCHEDULE 4.13, a landlord waiver and (ii) from each operator of a public warehouse where Inventory is stored, a letter from such operator, in each case in form acceptable to the Lender;

               (m) SUBORDINATION AGREEMENTS. A subordination agreement from Charterhouse Group International, Inc.[ AND A SUBORDINATION AGREEMENT FROM THE CIT GROUP/EQUITY INVESTMENTS, INC., BOTH] in form acceptable to the Lender; and

               (n) OTHER. Such other documents, instruments or agreements as the Lender shall determine to be necessary or desirable.

          9.1.8 SECURITY INTEREST. The Lien in the Collateral and Third Party Collateral granted to the Lender to secure the Obligations shall be senior, perfected Liens except as otherwise agreed by the Lender.

          9.1.9 RESTRICTED ACCESS LOCKBOX; COLLATERAL ACCOUNT AND DISBURSEMENT ACCOUNT AGREEMENTS. The Borrower shall have entered into a Restricted Access Lockbox; Collateral Account and Disbursement Account Agreement, substantially in the form of EXHIBIT D, with the Lender and FBNA.

          9.1.10 EFFECT OF LAW. No law or regulation affecting the Lender's entering into the secured financing transaction contemplated by this Agreement shall impose upon the Lender any material obligation, fee, liability, loss, cost, expense or damage.

          9.1.11 EXHIBITS; SCHEDULES. All Exhibits and Schedules to the Loan Documents shall have been completed in form and substance satisfactory to the Lender and shall contain no facts or information which the Lender, in its sole judgment, determines to be unacceptable.

     9.2 CONDITIONS PRECEDENT TO ALL LOANS. The obligation of the Lender to make any Loan or issue, or cause to be issued, any Letter of Credit (including the initial Loans) shall be subject to the satisfaction of the following conditions precedent:

          (a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Borrower and each other Obligor set forth in the Loan Documents to which the Borrower or such other Obligor, as applicable, is a party shall be true and correct.

          (b) EVENT OF DEFAULT. Immediately before and after making such Loan or issuing, or causing to be issued such Letter of Credit, no Event of Default or Unmatured Event of Default shall exist or be continuing.

                             ARTICLE X  INDEMNITY

     10.1 ENVIRONMENTAL AND SAFETY AND HEALTH INDEMNITY. The Borrower hereby indemnifies the Lender and agrees to hold the Lender harmless from and against any and all losses, liabilities, damages, injuries, costs, expenses and claims of any and every kind whatsoever (including, without limitation, court costs and Attorneys' Fees) which at any time or from time to time may be paid, incurred or suffered by, or asserted against, the Lender for, with respect to, or as a direct or indirect result of the violation by the Borrower, of any Environmental Law or Occupational Safety and Health Law; or with respect to, or as a direct or indirect result of (a) the presence on or under, or the escape, seepage, leakage, spillage, disposal, discharge, emission or release from, properties utilized by the Borrower in the conduct of its business into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material or other hazardous, toxic or dangerous waste, substance or constituent, or other substance (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under the Environmental Laws) or (b) the existence of any unsafe or unhealthful condition on or at any premises utilized by the Borrower in the conduct of its business. The provisions of and undertakings and indemnification set out in this
SECTION 10.1 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

     10.2 GENERAL INDEMNITY.  In addition to the payment of expenses pursuant to
SECTION 12.3, whether or not the transactions contemplated hereby shall be consummated, the Borrower agrees to indemnify, pay and hold the Lender and any holder of any Notes, and the officers, directors, employees, agents, and affiliates of the Lender and such holders (collectively called the "INDEMNITEES") harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Indemnitees, in any manner relating to or arising out of the Loan Documents, the statements contained in any commitment letters delivered by the Lender, the Lender's agreement to make the Loans or to issue Letters of Credit hereunder, or the use or intended use of any Letters of Credit, or the use or intended use of the proceeds of any of the Loans (the "INDEMNIFIED LIABILITIES"); PROVIDED, HOWEVER, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of an Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. The provisions of the undertakings and indemnification set out in this SECTION 10.2 shall survive satisfaction and payment of the Obligations and termination of this Agreement.

     10.3 CAPITAL ADEQUACY. If the Lender shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force or law (including, without limitation, application of changes to Regulation H and Regulation Y of the Federal Reserve Board issued by the Federal Reserve Board on January 19, 1989 and regulations of the Comptroller of the Currency, Department of the Treasury, 12 CFR Part 3, Appendix A, issued by the Comptroller of the Currency on January 27, 1989) increases the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender, and such increase is based upon the existence of the Lender's obligations hereunder and other commitments of this type, then from time to time, within 10 days after demand from the Lender, the Borrower shall pay to the Lender such amount or amounts as will compensate the Lender or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by the Borrower under this SECTION 10 shall take into consideration the policies of the Lender or any Person controlling the Lender with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of the Lender setting forth the amount or amounts as shall be necessary to compensate the Lender as specified in this SECTION 10.3 shall be delivered to the Borrower and shall be conclusive in the absence of manifest error.

                       ARTICLE XI  ADDITIONAL PROVISIONS

     Additional provisions are set forth in SUPPLEMENT A.

                             ARTICLE XII  GENERAL

     12.1 BORROWER'S WAIVER. Except as otherwise provided for in this Agreement, the Borrower waives (a) presentment, demand and protest and notice of presentment, protest, default, non-payment, maturity, release, compromise, settlement, one or more extensions or renewals of any or all commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by the Lender on which the Borrower may in any way be liable and hereby ratifies and confirms whatever the Lender may do in this regard; (b) all rights to notice and a hearing prior to the Lender's taking possession or control of, or the Lender's relevy, attachment or levy on or of, the Collateral or any bond or security which might be required by any court prior to allowing the Lender to exercise any of the Lender's remedies; and (c) the benefit of all valuation, appraisement and exemption laws. The Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement and the transactions evidenced by this Agreement.

     12.2 EXPENSES; ATTORNEYS' FEES. The Borrower agrees, whether or not any Loan is made hereunder, to pay the Lender upon demand for all expenses and Attorneys' Fees, including, without limitation, those incurred by the Lender in connection with (a) the preparation, negotiation and execution of the Loan Documents, (b) the preparation of any and all amendments to the Loan Documents and all other instruments or documents provided for therein or delivered or to be delivered thereunder or in connection therewith, (c) the collection or enforcement of the Borrower's or any other Obligor's obligations under any of the Loan Documents and (d) the collection or enforcement of any of the Lender's rights in or to any Collateral or Third Party Collateral. The Borrower also agrees (y) to indemnify and hold the Lender harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Loans and (z) to pay, and save the Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of any Note or of any other instruments or documents provided for herein or to be delivered hereunder or in connection herewith. The Borrower's foregoing obligations shall survive any termination of this Agreement.

     12.3 LENDER FEES AND CHARGES. The Borrower agrees to pay the Lender, or any Affiliate, on demand, the customary fees and charges of the Lender, or such Affiliate, for maintenance of accounts with the Lender, or such Affiliate, or for providing other services to the Borrower. The Lender may, in its sole and absolute discretion, provide for such payment by charging the Disbursement Account or any other account of the Borrower with FBNA or advancing the amount thereof to the Borrower as a Loan.

     12.4 NO WAIVER BY LENDER; AMENDMENTS. No failure or delay on the part of the Lender in the exercise of any power or right, and no course of dealing between the Borrower and the Lender shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Lender at law or in equity. No notice to or demand on the Borrower not required hereunder shall in any event entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to any other or further action in any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the Lender. Any waiver of any provision of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall b effective only in the specific instance and for the specific purpose for which given.

     12.5 NOTICE. Except as otherwise expressly provided herein, any notice hereunder to the Borrower or the Lender shall be in writing (including telegraphic, telex, or telecopy communication) and shall be given to the Borrower or the Lender at its address, telex number or fax number set forth on the signature pages hereof or at such other address, telex number or telecopier number as the Borrower or the Lender may, by written notice, designate as its address, telex number or fax number for purposes of notice hereunder. All such notices shall be deemed to be given when transmitted by telex and the appropriate answer back is received, transmitted by fax, delivered to the telegraph office, delivered by courier, personally delivered or, in the case of notice by mail, three days following deposit in the United States mails, properly addressed as herein provided, with proper postage prepaid.

     12.6 PARTICIPATIONS; INFORMATION. The Borrower hereby consents to the Lender's grant of participations in or sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of the Loan Documents, or of any portion of any thereof, including without limitation lender's rights, titles, interests, remedies, powers and/or duties. The Lender may furnish any information concerning the Borrower in the possession of the Lender from time to time to assignees of the rights and/or obligations of the Lender hereunder and to participants in any Loan (including prospective assignees and participants) and may furnish information in response to credit inquiries consistent with general banking practice.

     12.7 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     12.8 SUCCESSORS. This Agreement shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and the successors and assigns of the Lender. The Borrower shall not assign its rights or duties hereunder without the consent of the Lender.

     12.9 ENTIRE AGREEMENT. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

     12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

     12.11 CONSTRUCTION. The Borrower acknowledges that this Agreement shall not be binding upon the Lender or become effective until and unless accepted by the Lender, in writing. If so accepted by the Lender, THE LOAN DOCUMENTS AND ANY SUPPLEMENTAL DOCUMENTATION SHALL, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, BE DEEMED TO HAVE BEEN NEGOTIATED AND ENTERED INTO IN, AND SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF, THE STATE OF MINNESOTA AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, CHOICE OF LAW, AND IN ALL OTHER RESPECTS, INCLUDING, BUT NOT LIMITED TO, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF SECURITY INTERESTS AND LIENS WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION.

     12.12 CONSENT TO JURISDICTION. To induce the Lender to accept this Agreement, the Borrower, irrevocably, agrees that, subject to the Lender's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THE LOAN DOCUMENTS OR ANY SUPPLEMENTAL

DOCUMENTATION OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF MINNEAPOLIS, STATE OF MINNESOTA. THE BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THE BORROWER, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE BORROWER AT THE ADDRESS STATED ON THE SIGNATURE PAGE HEREOF AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF.

     12.13 SUBSIDIARY REFERENCE. Any reference herein to a Subsidiary or Subsidiaries of the Borrower, and any financial definition, ratio, restriction or other provision of this Agreement which is stated to be applicable to "the Borrower" and the Subsidiaries, shall apply only to the extent the Borrower has any Subsidiaries, and does not imply that the Borrower is permitted to have Subsidiaries when this Agreement otherwise prohibits the existence of such Subsidiaries.

     12.14 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (a) UNDER THE LOAN DOCUMENTS OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR (b) ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     12.15 OTHER BORROWER'S WAIVERS. Each Borrower waives any and all defenses, claims and discharges of any other Borrower, or any other Obligor, except the defense of discharge by payment in full. Without limiting the generality of the foregoing, no Borrower will assert, plead or enforce against the Lender any defense of waiver, release, discharge in bankruptcy, statute of limitations, RES JUDICATA, statute of frauds, anti-deficiency statute, fraud, usury, illegality or unenforceability which may be available to any other Borrower or any other Person liable in respect of any Obligations, or any setoff available against the Lender to any other Borrower or any such other Person, whether or not on account of a related transaction. Each Borrower expressly agrees that such Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage or security interest securing the Obligations, whether or not the liability of, or any other, Obligor for such deficiency is discharged pursuant to statute, judicial decision or contract. Each Borrower agrees that its liability under this Agreement shall be primary and direct, and that the Lender shall not be required first to resort for payment of the Obligations to any other Borrower or other Persons or their properties, or first to enforce, realize upon or exhaust any collateral security for the Obligations, or to commence any action or obtain any judgment against any other Borrower or against any such collateral security or to pursue any other right or remedy the Lender may have against any other Borrower, before enforcing this Agreement against such Borrower.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                         CRYENCO, INC.


                         By:___________________________________
                         Title:________________________________

                         Address:

                         Attention:
                         Telephone:
                         Fax No.:

                                  CRYENCO SCIENCES, INC.


                                  By:___________________________________
                                  Title:__________________________________

                                  Address:

                                  Attention:
                                  Telephone:
                                  Fax No.:


                                  FBS BUSINESS FINANCE CORPORATION


                                  By:___________________________________
                                  Title:__________________________________

                                  Address: First Bank Place MPFP0804
                                    601 Second Avenue South
                                    Minneapolis, MN 55402-4302

                                  Attention:  Business Credit Division
                                  Telephone:  (612)
                                  Fax No.: (612) 973-0829

                                    EXHIBITS

Exhibit A    -    Form of Borrowing Base Certificate
Exhibit B    -    Form of Borrower's Opinion of Counsel
Exhibit C    -    Form of Insurance Endorsement
Exhibit D    -    Form of Restricted Access Lockbox; Collateral Account; and
                  Disbursement Account Agreement

                                    SCHEDULES

Schedule 4.1 -    Trade Names, Etc.
Schedule 4.7 -    Insurance
Schedule 4.8 -    Litigation and Contingent Liabilities
Schedule 4.9 -    Liens
Schedule 4.10-    Subsidiaries
Schedule 4.11-    Partnerships and Joint Ventures
Schedule 4.12-    Business Locations
Schedule 4.13-    Collateral Locations
Schedule 4.15-    Leases
Schedule 4.16-    Patents, Trademarks, Copyrights
Schedule 4.18-    Contracts and Labor Disputes
Schedule 4.25-    Environmental Matters
Schedule 6.10-    Investments
Schedule 6.11-    Indebtedness

                                SUPPLEMENT A
                                    to
                       CREDIT AND SECURITY AGREEMENT
                   Dated as of December 19, 1995 Between
              FBS BUSINESS FINANCE CORPORATION (the "LENDER")
                                    and
    CRYENCO, INC. and CRYENCO SCIENCES, INC. (collectively the "BORROWER")

     1. CREDIT AGREEMENT REFERENCE. This Supplement A, as it may be amended or modified from time to time, is a part of the Credit and Security Agreement, dated as of December 19, 1995, between the Borrower and the Lender (together with all amendments, modifications and supplements thereto, the "CREDIT AGREEMENT"). Capitalized terms used herein which are defined in the Credit Agreement shall have the meanings given such terms in the Credit Agreement unless the context otherwise requires.

     2.   DEFINITIONS.

          2.1  CREDIT AMOUNTS.

                    (a) CREDIT AMOUNT. The term "Credit Amount" shall mean the maximum amount of Loans which the Lender will make available to the Borrower which amount shall not exceed Twelve Million Nine Hundred Sixty Thousand and No/100ths ($12,960,000); PROVIDED, HOWEVER, that the aggregate outstanding principal balance of the Loans PLUS the Letter of Credit Obligations shall not exceed the Credit Amount.

                    (b) REVOLVING CREDIT AMOUNT. The term "Revolving Credit Amount" shall mean: (i) from the Closing Date until December 31, 1997, $9,000,000; and (ii) from December 31, 1997 through the Termination Date, $10,000,000, PROVIDED, HOWEVER, that the aggregate outstanding principal balance of the Revolving Loans PLUS the Letter of Credit Obligations shall not exceed the Revolving Credit Amount.

          2.2  BORROWING BASE.

               (a) DEFINITION.  The term "Borrowing Base" shall mean:

                    (i) an amount (the "ACCOUNTS RECEIVABLE AVAILABILITY") of up to 85% of the net amount (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's Eligible Accounts Receivable (such dollar amount, as adjusted from time to time, is hereinafter called the "ACCOUNTS RECEIVABLE AVAILABILITY SUBLIMIT"); PLUS

                    (ii) an amount (the "INVENTORY AVAILABILITY") of up to the lesser of (1) $5,600,000 or (2)(x) 60% of the net value (the lower of the cost, determined on a first in first out basis, or market value) of the finished goods and raw materials components of Borrower's Eligible Inventory, as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary, plus (y) 60% of the net value (the lower of the cost, determined on a first in first out basis, or market value) of the finished goods and raw materials components of Borrower's Costs, as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary (and after deduction of any amount included in the Borrower's Costs which represents labor or overhead), plus (z) 15% of the net value (the lower of the cost, determined on a first in first out basis, or market value) of the materials component of the work-in-process component of the Borrower's Inventory and Costs (which materials component is identified as the "total material cost" included in the actual costs incurred for all jobs in progress, as shown on the Borrower's job status report prepared at the end of each month), as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary (and after deduction of any amount included in the Borrower's Costs which represents labor or overhead), as adjusted as hereafter provided in SECTION 2.2(b) hereof (such dollar amount, as adjusted from time to time, is hereinafter called the "INVENTORY AVAILABILITY SUBLIMIT"); PLUS

                    (iii) an amount (the "EQUIPMENT AVAILABILITY") of up to the lesser of (1) 100% of the forced liquidation value (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's now owned Eligible Equipment or (2) $1,364,800 as adjusted as hereafter provided in SECTION 2.2(B) hereof (such dollar amount, as adjusted from time to time, is herein called the "EQUIPMENT AVAILABILITY SUBLIMIT").

               (b) AVAILABILITY ADJUSTMENTS.

                    (i) Inventory.  On December 31, 1997, the Inventory
               Availability Sublimit shall increase to $6,600,000.

                    (ii) Equipment.  On September 1, 1996, the Equipment
               Availability Sublimit shall reduce to the lesser of (i) 80% of the forced liquidation value (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's now owned Eligible Equipment or $1,091,840. On the fifteenth day of each month beginning September 15, 1996, the Equipment Availability Sublimit shall further reduce by one thirty-sixth (1/36) of the amount of the Equipment Availability Sublimit on September 1, 1996, until the Equipment Availability Sublimit is zero unless the Lender, in its sole discretion, agrees to adjust or terminate such reductions.

          2.3 LETTER OF CREDIT SUBLIMIT. The term "Letter of Credit Sublimit" shall mean $500,000.

          2.4 TERMINATION DATE. The term "Termination Date" shall mean December 31, 1998.

          2.5 TERM LOAN AVAILABILITY. The term "Term Loan Availability" shall mean an amount of up to the lesser of (1) 80% of the lower of the cost or the forced liquidation value (as determined by the Lender after deduction of such reserves and allowances as the Lender deems proper and necessary) of the Borrower's hereafter acquired Eligible Equipment or (2) $2,960,000.

          2.6 ADDITIONAL DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

               "ADJUSTED CD RATE": With respect to the Term Loan if the Borrower elects to fix the interest rate, the interest rate per annum equal to the sum (rounded upward, if necessary, to the next one hundredth of one percent) of (a) the rate per annum obtained by dividing (i) the CD Rate then in effect, by (ii) 1.00 minus the Domestic Reserve Percentage, PLUS (b) the annual rate most recently estimated by FBNA as the then current net annual assessment rate payable by FBNA to the Federal Deposit Insurance Corporation (or any successor) for insuring time deposits made in dollars at FBNA's domestic offices, PLUS (c) the cost (converted to an equivalent rate per annum) of the customary brokerage fees incurred by FBNA in obtaining funds by the sale of its negotiable certificates of deposit.

               "ADJUSTED EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

               "ADVANCE": Any portion of the outstanding principal balance of the Revolving Loans as to which the Borrower elected one of the available interest rate options and, if applicable, an Interest Period. An Advance may be a Eurodollar Rate Advance or a Reference Rate Advance.

               "APPLICABLE MARGIN":  The term "Applicable Margin" shall mean:
          (1) the Initial Applicable Margin through February 29, 1996 and thereafter if the Cash Flow Leverage Ratio (as described in Section
          9.2 below) is greater than or equal to 2.5:1 but less than or equal to 3.25:1 at the end of the fiscal quarter then ended (beginning with the fiscal quarter ending February 29, 1996); (2) the Reduced Applicable Margin if the Cash Flow Leverage Ratio (as described in Section 9.2 below) is less than 2.5:1 at the end of the fiscal quarter then ended (beginning with the fiscal quarter ending February 29, 1996); and (3) the Increased Applicable Margin if the Cash Flow Leverage Ratio (as described in

          Section 9.2 below) is greater than 3.25:1 at the end of the fiscal quarter then ended (beginning with the fiscal quarter ending February 29, 1996). As used in this definition, the following terms shall have the following respective meanings:

                    "INCREASED APPLICABLE MARGIN":  With respect to:

                    (a) Reference Rate Advances -- 1.0%,

                    (b) Eurodollar Rate Advances -- 3.5%.

                    "INITIAL APPLICABLE MARGIN":  With respect to:

                    (a) Reference Rate Advances -- 0.5%,

                    (b) Eurodollar Rate Advances -- 3.0%.

                    "REDUCED APPLICABLE MARGIN":  With respect to:

                    (a) Reference Rate Advances -- 0.%,

                    (b) Eurodollar Rate Advances -- 2.5%.

               "BOARD": The Board of Governors of the Federal Reserve System or any successor thereto.

               "CD RATE": With respect to the Term Loan if the Borrower elects to fix the interest rate, the rate of interest determined by FBNA for the remaining term of the Term Loan, to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates quoted to FBNA (at approximately the time of the Borrower's request to fix the interest rate paid with respect to the Term Loan) by certificate of deposit dealers selected by FBNA, in its sole discretion, for the purchase from FBNA, at face value, of certificates of deposit issued by FBNA in an amount and maturity comparable to the then remaining principal balance and then remaining term of the Term Loan, or at the option of FBNA, determined for such amount and maturity based on published composite quotations of certificate of deposit rates selected by FBNA.

               "DOMESTIC RESERVE PERCENTAGE": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including without limitation, any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by FBNA, in respect of new non-personal time deposits in dollars having a maturity comparable to the then remaining term of the Term Loan and in an amount of $100,000 or more. The rate of interest applicable to the Term Loan shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

               "EURODOLLAR BUSINESS DAY": A Business Day which is also a day for trading by and between Lenders in United States dollar deposits in the interbank Eurodollar market and a day on which banks are open for business in New York City.

               "EURODOLLAR RATE": With respect to each Interest Period applicable to a Eurodollar Rate Advance, the interest rate per annum (rounded upward, if necessary, to the next one-sixteenth of one percent) at which United States dollar deposits are offered to the Lender in the interbank Eurodollar market two Eurodollar Business Days prior to the first day of such Interest Period for delivery in Immediately Available Funds on the first day of such Interest Period and in an amount approximately equal to the Advance to which such Interest Period is to apply as determined by the Lender and for a maturity comparable to the Interest Period; PROVIDED, that in lieu of determining the rate in the foregoing manner, the Lender may substitute the per annum Eurodollar interest rate (LIBOR) for United States dollars displayed on the Reuters Screen LIBO Page two Eurodollar Business Days prior to the first day of the Interest Period. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Screen (or such other page as may replace the LIBO page on that service) for the purpose of displaying London Interbank offered rates of major Lenders for United States dollar deposits.

               "EURODOLLAR RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

               "EURODOLLAR RESERVE PERCENTAGE": As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member Lender of the Federal Reserve System, with deposits comparable in amount to those held by the Lender, in respect of "Eurocurrency Liabilities" as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

               "INTEREST PERIOD": With respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice of borrowing, continuation or conversion; PROVIDED THAT:

                         (1) Any Interest Period that would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

                         (2) Any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                         (3) Any Interest Period that would otherwise end after the Termination Date shall end on the Termination Date.

               "REFERENCE RATE ADVANCE": An Advance with respect to which the interest rate is determined by reference to the Reference Rate.

               "REGULATORY CHANGE": Any change after the date of the Credit Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of Lenders including the Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     3.   REVOLVING LOANS.

          3.1 PROCEDURE FOR ADVANCES. Any request for an Advance must be given so as to be received by the Lender not later than 1:00 p.m. (Minneapolis time) two Eurodollar Business Days prior to the date of the requested Advance if the Advance is requested as a Eurodollar Rate Advance and not later than 1:00 p.m. on the date of the requested Advance if the Advance is requested as a Reference Rate Advance. Each request for an Advance shall specify (i) the date of the Advance, (ii) the amount of the Advance to be made on such date which shall be in a minimum amount of $500,000 for Eurodollar Rate Advances or, if more in the case of Eurodollar Rate Advances, an integral multiple of $500,000, (iii) whether such Advance is to be funded as a Reference Rate Advance or a Eurodollar Rate Advance, and
     (iv) in the case of a Eurodollar Rate Advance, the duration of the initial Interest Period applicable thereto.

          3.2 CONVERSIONS AND CONTINUATIONS. On the terms and subject to the limitations hereof, the Borrower shall have the option at any time and from time to time to convert all or any portion of the Advances into Reference Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such; provided, however that a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted or continued as a Eurodollar Rate Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, Eurodollar Rate Advances only in amounts of $500,000 or an integral multiple thereof. The Borrower shall give the Lender written notice of any continuation or conversion of any Advance and such notice must be given so as to be received by the Lender not later than 3:00 p.m. (Minneapolis time) two Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, a Eurodollar Rate Advance. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of Eurodollar Rate Advances, and (ii) a Eurodollar Business Day), and (c) in the case of conversions to or continuations as Eurodollar Rate Advances, the Interest Period applicable thereto. Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Lender of the continuation of any Eurodollar Rate Advance within the time required by this Section, such Advance shall, on the last day of the Interest Period applicable thereto, automatically be converted into a Reference Rate Advance of the same principal amount.

          3.3 INTEREST RATES, INTEREST PAYMENTS AND DEFAULT INTEREST. Interest shall accrue and be payable on the Advances as follows:

               (a) Each Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period, plus (ii) the Applicable Margin.

               (b) Each Reference Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (i) the Reference Rate, plus (ii) the Applicable Margin.

               (c) Any Advance not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and
          (ii) otherwise, at a rate per annum equal to the sum of (A) the Reference Rate, plus (B) the Applicable Margin for Reference Rate Advances, plus (C) 2.0%.

               (d) Interest shall be payable (i) with respect to each Eurodollar Rate Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (ii) with respect to any Eurodollar Rate Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance;
          (iii) with respect to any Reference Rate Advance, on the fifteenth
          (15) day of each month beginning January 15, 1996; (iv) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (v) with respect to all Advances, on the Termination Date; provided that interest under Section 3.3 (c) shall be payable on demand.

          3.4  OPTIONAL PREPAYMENTS.   The Borrower may prepay Reference Rate
     Advances, in whole or in part, at any time, without premium or penalty except in the case of termination or cancellation of the Credit by the Borrower, in which event a credit termination fee shall be due and payable in accordance with Section 5.4. Except upon an acceleration following an Event of Default or upon termination of the Credit in whole, the Borrower may pay Eurodollar Rate Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Credit in whole) or prepaid on Advances under this Section 3.4 may be reborrowed upon the terms and subject to the conditions and limitations of the Credit Agreement.

          3.5 INTEREST RATE NOT ASCERTAINABLE, ETC. If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period for any Eurodollar Rate Advance, the Lender determines (which determination shall be conclusive and binding, absent error) that:

               (a) deposits in dollars (in the applicable amount) are not being made available to the Lender in the relevant market for such Interest Period, or

               (b) the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lender of funding or maintaining Eurodollar Rate Advances for such Interest Period,

     the Lender shall forthwith give notice to the Borrower of such determination, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances, as the case may be, shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by the Lender shall be made as Reference Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Rate Advance outstanding at the time such suspension is imposed.

          3.6  INCREASED COST.  If any Regulatory Change:

               (a) shall subject the Lender to any tax, duty or other charge with respect to its Eurodollar Rate Advances, its obligation to make Eurodollar Rate Advances or shall change the basis of taxation of payment to the Lender of the principal of or interest on Eurodollar Rate Advances or any other amounts due under this Agreement in respect of Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (except for changes in the rate of tax on the overall net income of the Lender imposed by the jurisdiction in which the Lender's principal office is located); or

               (b) shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board, but excluding with respect to any Eurodollar Rate Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the interbank Eurodollar market any other condition affecting its Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances;

     and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any Eurodollar Rate Advance, or to reduce the amount of any sum received or receivable by the Lender under this Agreement or under the Note, then, within 30 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction. The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section. A certificate of the Lender claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, the Lender may use any reasonable averaging and attribution methods. Failure on the part of the Lender to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of the Lender's rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.

          3.7 ILLEGALITY. If any Regulatory Change shall make it unlawful or impossible for the Lender to make, maintain or fund any Eurodollar Rate Advances, the Lender shall notify the Borrower, whereupon the obligation of the Lender to make or continue, or to convert any Advances to, Eurodollar Rate Advances shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist. If the Lender determines that it may not lawfully continue to maintain any Eurodollar Rate Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Reference Rate Advances as of the date of the Lender's notice, and upon such conversion the Borrower shall indemnify the Lender in accordance with Section 3.8.

          3.8 FUNDING LOSSES; EURODOLLAR RATE ADVANCES. The Borrower shall compensate the Lender, upon its written request, for all losses, expenses and liabilities (including any interest paid by the Lender to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by the Lender in connection with the re-employment of such funds and including loss of anticipated profits) which the Lender may sustain: (i) if for any reason, other than a default by the Lender, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Borrower's request or notice as to such Advance under
     Section 3.1 or 3.2, or (ii) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 3.7, occurs on any day other than the last day of the Interest Period applicable thereto. The Lender's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

          3.9 DISCRETION OF LENDER AS TO MANNER OF FUNDING. The Lender shall be entitled to fund and maintain its funding of Eurodollar Rate Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 3.8, but excluding determinations that the Lender may elect to make from the Telerate System, Inc. screen) shall be made as if the Lender had actually funded and maintained each Eurodollar Rate Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

          3.10 OVERDRAFT LOANS; OVER ADVANCES. Overdraft Loans and Over Advances shall bear interest at the rate(s) determined pursuant to
     SECTION 2.7 or SECTION 2.8 of the Credit Agreement, as applicable.

     4.   TERM LOAN.

          4.1 PROCEDURE FOR TERM LOAN ADVANCES. Any request for an advance under the Term Loan must be given so as to be received by the Lender not later than 1:00 p.m. (Minneapolis time) on the date of the requested advance. Each request for a Term Loan advance shall: (i) specify the date of the advance, (ii) specify the amount of the advance to be made on such date which shall be in a minimum amount of $25,000, and (iii) be accompanied by evidence satisfactory to the Lender as to the purchase price or value of Eligible Equipment hereafter acquired by the Borrower.

          4.2 INTEREST. The unpaid principal balance of the Term Loan shall bear interest to maturity at the Reference Rate in effect from time to time plus 0.75% per annum. On the terms and subject to the limitations hereof, the Borrower shall have the option between August 31 and September 15, 1996, to convert the basis for calculating interest on the Term Loan from a floating Reference Rate basis, to a fixed rate of interest equal to the then existing Adjusted CD Rate as determined by FBNA, plus 3.5%. The Borrower shall give the Lender written notice of its election to exercise said option not later than 3:00 p.m. (Minneapolis time) two Business Days prior to the requested date of conversion and in no event later than 3:00 p.m. (Minneapolis time) on September 12, 1996. Such notice shall specify the date for the continuation or conversion (which must be not later than September 15, 1996). Any notice given by the Borrower under this Section shall be irrevocable. If the Borrower shall fail to notify the Lender of its election to convert the Term Loan to a fixed rate loan, the option of the Borrower pursuant to this Section shall expire and interest on the Term Loan shall continue to accrue at the Reference Rate in effect from time to time plus 0.75% per annum.

          4.3 PAYMENTS. Interest on the Term Loan shall be due and payable in arrears on the first (1st) day of each month for interest then accrued. No principal shall be due and payable until September 15, 1996. Commencing on September 15, 1996, the Borrower shall pay on the fifteenth (15th) day of each month, one forty-eighth (1/48) of the outstanding principal balance of the Term Loan on September 1, 1996.

          4.4 PREPAYMENTS; FUNDING LOSSES. Subject to the remainder of this Section, the Term Loan may be prepaid in whole or in part at any time without premium or penalty. If the Borrower has elected to convert the basis for calculating interest on the Term Loan from a floating Reference Rate basis to a fixed rate of interest based on the Adjusted CD Rate, then in the event of any prepayment or in the event of the acceleration of the maturity of the Term Loan following an Event of Default, the Borrower shall compensate the Lender, upon its written request, for all losses, expenses and liabilities which the Lender may sustain as a result of such prepayment or acceleration. The Lender's request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

     5.   FEES.

          5.1 FACILITY FEE. The Borrower shall pay to the Lender on the Closing Date a facility fee of $32,400.

          5.2 NON-USE FEE. The Borrower shall pay to the Lender a non-use fee for the period from the earlier to occur of the Closing Date or December 29, 1995 to the date the Credit terminates in an amount equal to 0.25% per annum on the average daily Unused Revolving Credit Amount, which non-use fee shall be payable quarterly in arrears on the first (1st) day of the month following the close of each quarter, beginning with the quarter ending March 31, 1996.

          5.3 LETTER OF CREDIT FEES. The Borrower shall pay the Lender, or any Affiliate, a commission on the undrawn amount of each Letter of Credit and on each L/C Draft accepted by the Lender, or such Affiliate, in an amount equal to 2.0% per annum for a stand-by Letter of Credit or 1.5% for a documentary Letter of Credit.

          5.4 CREDIT TERMINATION FEE. Upon termination or cancellation of the Credit by the Borrower, the Borrower shall pay to the Lender a termination fee in an amount equal to (a) two percent (2%) of the Revolving Credit Amount in the event that the Credit is terminated or cancelled by the Borrower during the period from the date hereof through the two year anniversary of such date, and (b) one percent (1%) of the Revolving Credit Amount thereafter, PROVIDED, HOWEVER, that no termination fee shall be due or payable for six (6) months after the Lender has demanded from the Borrower such amount or amounts as will compensate the Lender for increased capital requirements as set forth in SECTION 10.3 of the Credit Agreement.

     6. ELIGIBLE ACCOUNT RECEIVABLE REQUIREMENTS. The Account Receivable must not be unpaid on the date that is 91 days after the date of the invoice evidencing such Account Receivable. If invoices representing 10% or more of the unpaid amount of all Accounts Receivable from any one Account Debtor are unpaid more than 90 days after the dates of such invoices, then all Accounts Receivable relating to such Account Debtor shall cease to be Eligible Accounts Receivable. Accounts Receivable owed by Jack B. Kelley, Inc. and which exceed more than forty percent (40%) of the aggregate amount of all Accounts Receivable, shall not be deemed Eligible Accounts Receivable. Accounts Receivable owed by Jack B. Kelley, Inc. and which do not exceed more than forty percent (40%) of the aggregate amount of all Accounts Receivable, shall not be deemed Eligible Accounts Receivable unless Jack B. Kelley, Inc. has executed and delivered an agreement waiving any and all rights of offset which Jack B. Kelley, Inc. might otherwise have with respect to such Accounts Receivable, which agreement shall be in form and substance satisfactory to the Lender.

     7. ELIGIBLE INVENTORY REQUIREMENTS. None other than as stated in the Credit Agreement.

     8. ELIGIBLE EQUIPMENT REQUIREMENTS. Only Equipment to be used directly in the Borrower's manufacturing operations shall constitute Eligible Equipment Without limiting the generality of the foregoing, office Equipment shall not constitute Eligible Equipment.

     9. ADDITIONAL COVENANTS. From the date of the Credit Agreement and thereafter until all of the Borrower's Obligations under the Credit Agreement are paid in full, the Borrower agrees that, unless the Lender shall otherwise consent in writing, it will not do any of the following:

          9.1 BOOK NET WORTH. Permit the consolidated Book Net Worth of the Borrower to be less than $10,750,000 at any time during the Borrower's 1996 fiscal year. Permit the consolidated Book Net Worth of the Borrower at any time during the Borrower's 1997 fiscal year to be less than $10,750,000 plus 50% of the Borrower's 1996 consolidated net income after taxes plus 100% of all other equity increases during the Borrower's 1996 fiscal year (without reduction for net losses or for other equity decreases during the Borrower's 1996 fiscal year). Permit the consolidated Book Net Worth of the Borrower at any time during the Borrower's 1998 fiscal year to be less than $10,750,000 plus 50% of the Borrower's 1996 and 1997 consolidated net income after taxes plus 100% of all other equity increases during the Borrower's 1996 and 1997 fiscal years (without reduction for net losses or for other equity decreases during the Borrower's 1996 or 1997 fiscal
     years).   Permit the consolidated Book Net Worth of the Borrower at any time during the Borrower's 1999 fiscal year to be less than $10,750,000 plus 50% of the Borrower's 1996, 1997 and 1998 consolidated net income after taxes plus 100% of all other equity increases during the Borrower's 1996, 1997 and 1998 fiscal years (without reduction for net losses or for other equity decreases during the Borrower's 1996, 1997 or 1998 fiscal years).

          9.2 CASH FLOW LEVERAGE RATIO. Permit the ratio, as of the last day of any fiscal quarter, of the consolidated interest bearing debt of the Borrower, to the consolidated EBITDA of the Borrower during the four consecutive fiscal quarters then ending, to exceed 4.5:1.

          9.3 FIXED CHARGE COVERAGE RATIO. Permit the ratio, as of the last day of any fiscal quarter, of the consolidated EBITDA of the Borrower during the four consecutive fiscal quarters then ending, to the sum of their consolidated unfinanced capital expenditures, cash taxes, interest payments, dividends and mandatory debt retirement payments during the four consecutive fiscal quarters then ending, to be less than: (a) 1.1:1 through August 31, 1996;
     (b) 1.15:1 thereafter through August 31, 1997; (c) 1.2:1 thereafter; PROVIDED, HOWEVER, that during fiscal year 1996, instead of testing the Fixed Charge Coverage Ratio quarterly based on the consecutive four fiscal quarters then ending, said ratio shall be tested quarterly based on actual year to date results beginning with the fiscal quarter ending February 29, 1996.

          9.4 CAPITAL EXPENDITURES. Make consolidated Capital Expenditures and/or acquire the use of property pursuant to operating leases, if the aggregate amount of such Capital Expenditures, plus the value of such property to be used pursuant to any such operating lease exceeds the following amounts for the following periods: (a) $3,700,000 during the 1996 fiscal year, (b) $6,500,000 during the 1997 fiscal year, or (c) $4,500,000 during the 1998 fiscal year; PROVIDED, HOWEVER, that if the consolidated Fixed Charge Coverage Ratio of the Borrower is not at least 1.25:1 at the end of the 1996 fiscal year, then the $6,500,000 figure above shall be changed to $1,500,000, and PROVIDED FURTHER, that if the consolidated Fixed Charge Coverage Ratio of the Borrower is not at least 1.25:1 at the end of the 1997 fiscal year, then the $4,500,000 figure above shall be changed to $1,500,000.


Borrower's Initials  __________
Lender's Initials  ____________
Date  _________________________